Exhibit 10.1

ASSET PURCHASE AGREEMENT
among
QUANTUM FUEL SYSTEMS TECHNOLOGIES WORLDWIDE, INC.
and
DOUGLAS ACQUISITIONS LLC
THE K&M DOUGLAS TRUST,
THE DOUGLAS IRREVOCABLE DESCENDANT’S TRUST

dated as of
April 8, 2016

ii

iii

ASSET PURCHASE AGREEMENT
This Asset Purchase Agreement (this “Agreement”), dated as of April 8, 2016 is entered into among Quantum Fuel Systems Technologies Worldwide, Inc., a Delaware corporation (“Seller”) and Douglas Acquisitions LLC, a California limited liability company (“Douglas”), the K&M Douglas Trust, and the Douglas Irrevocable Descendant’s Trust (collectively referred to as the “Trusts”). The Douglas and the Trusts are collectively referred to as “Buyer”. Capitalized terms used but not otherwise defined herein have the meanings specified or referred to in Exhibit A attached hereto.
RECITALS
WHEREAS, Seller is engaged in (i) building and selling compressed natural gas (“CNG”) storage tanks and packaged fuel storage modules and systems for a variety of light-, medium-, and heavy-duty trucks and passenger vehicles across a full range of industries and hydrogen refueling systems and dispensers, (ii) providing engineering services, including design and support, to Original Equipment Manufacturers (“OEMs”) and other customers specializing in natural gas and hydrogen products and material science, and (iii) licensing related software (collectively, the “Business”);
WHEREAS, on March 22, 2016 (the “Petition Date”), the Seller filed a voluntary petition (“Petition”) for relief under Chapter 11 of Title 11 of the United States Code, 11 U.S.C. §§ 101, et seq. (the “Bankruptcy Code”) in the United States Bankruptcy Court for the Central District of California (the “Bankruptcy Court”) and continues to manage its property as debtor and debtor-in-possession pursuant to Sections 1107 and 1108 of the Bankruptcy Code (the “Bankruptcy Case”);
WHEREAS, the Trusts are the holders of certain Convertible Secured Notes of the Seller identified on Exhibit B, attached hereto (the “Senior Secured Notes”), and the Senior Secured Notes are secured by substantially all of the assets of the Seller, with certain limited exceptions;
WHEREAS, pursuant to an Interim Order Authorizing Debtor To Obtain Post-Petition Financing Pursuant To 11 U.S.C. §§ 105, 361, 362 And 364 And Granting Related Relief, entered by the Bankruptcy Court in the Bankruptcy Case on March 29, 2016 (as amended, including pursuant to any final order entered in connection therewith, the “DIP Order”), Douglas is providing post-petition financing to Seller pursuant to the DIP Facility;
WHEREAS, Seller wishes to sell and assign to Buyer, and Buyer wishes to purchase and assume from Seller, substantially all the assets, and certain specified liabilities, of the Business, subject to the terms and conditions set forth herein.
NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

DWT 29158998v11 0091125-000010

ARTICLE I
PURCHASE AND SALE
1.01    Purchase and Sale of Assets. Subject to the terms and conditions set forth herein, at the Closing, Seller shall sell, assign, transfer, convey and deliver to Buyer, and Buyer shall purchase from Seller, free and clear of any Encumbrances other than Permitted Encumbrances, all of Seller’s right, title and interest in, to and under all of the assets, properties and rights of every kind and nature, whether real, personal or mixed, tangible or intangible (including goodwill), wherever located and whether now existing or hereafter acquired (other than the Excluded Assets), which relate to, or are used or held for use in connection with, the Business (collectively, the “Purchased Assets”), including without limitation all of Seller’s right, title and interest in and to the following (other than the Excluded Assets):
(a)    all inventory, finished goods, raw materials, work in progress, packaging, supplies, parts and other inventories (“Inventory”);
(b)    all furniture, fixtures, equipment, machinery, tools, vehicles, office equipment, supplies, computers, telephones and other tangible personal property (the “Tangible Personal Property”);
(c)    all Intellectual Property Assets, including all Marks, Works, Websites, Software, Trade Secrets and Patents included therein;
(d)    all leasehold improvements located at Leased Real Property, the lease for which becomes an Assumed Executory Contract;
(e)    originals, or where not available, copies, of all books and records, including customer lists, books of account, ledgers and general, financial and accounting records, machinery and equipment maintenance files, customer purchasing histories, price lists, distribution lists, supplier lists, production data, quality control records and procedures, customer complaints and inquiry files, research and development files, records and data (including all correspondence with any Governmental Authority), sales material and records (including pricing history, total sales, terms and conditions of sale, sales and pricing policies and practices), strategic plans, internal financial statements, marketing and promotional surveys, material and research and files relating to the Intellectual Property Assets and the Intellectual Property Agreements (“Books and Records”);
(f)    all interests of Seller under all Business Contracts, to the extent assignable, that are not Excluded Executory Contracts provided that Seller has no further obligations pursuant to any such assigned Business Contract;
(g)    all interests of Seller under executory Business Contracts that are designated by the Buyer to be assumed by the Seller and assigned to the Buyer in accordance with Section 5.11 (“Assumed Executory Contracts”), which Assumed

Executory Contracts shall be identified on Schedule 1.01(g), as it may be amended from time to time as provided in Section 5.13;
(h)    all Permits to the extent transferable which are held by Seller and required for the conduct of the Business as currently conducted or for the ownership and use of the Purchased Assets, including those listed on Schedule 3.16(b);
(i)    cash and cash equivalents;
(j)    all accounts or notes receivable held by Seller, and any security, claim, remedy or other right related to any of the foregoing (“Accounts Receivable”);
(k)    all rights to any Actions of any nature available to or being pursued by Seller to the extent related to the Business, the Purchased Assets or the Assumed Liabilities, whether arising by way of counterclaim or otherwise;
(l)    all prepaid expenses, credits, advance payments, claims, security, refunds, rights of recovery, rights of set-off, rights of recoupment, deposits, security deposits, charges, sums and fees (including any such item relating to the payment of Taxes, to the extent transferable), not including any arising out of an Excluded Executory Contract;
(m)    all of Seller’s rights under warranties, indemnities and all similar rights against third parties arising from or relating to the Business, the Purchased Assets or the Assumed Liabilities;
(n)    all insurance benefits, including rights and proceeds, arising from or relating to the Business, the Purchased Assets or the Assumed Liabilities, not including any insurance benefits from any Director and Officer Liability insurance policies or relating to the Benefit Plans;
(o)    Unless disposed of in accordance with Section 5.11, the stock held by Seller in Schneider Power, Inc., an Ontario corporation (“Schneider”), and any other incidents of ownership related thereto, and all other equity interests; and
(p)    all goodwill and the going concern value of the Business.
All of the Purchased Assets shall be sold, assigned, transferred, conveyed and delivered to Buyer free and clear of all liens, claims and interests, whether arising before or after the Petition Date, except for Permitted Encumbrances.
1.02    Excluded Assets. Notwithstanding the foregoing, the Purchased Assets shall not include the following assets (collectively, the “Excluded Assets”):
(a)    all executory Business Contracts that are not designated by the Buyer to be assumed by the Seller in accordance with Section 5.11 (“Excluded Executory Contracts”);

(b)    the corporate seals, organizational documents, minute books, stock books, Tax Returns, books of account or other records having to do with the corporate organization of Seller;
(c)    all Benefit Plans and assets attributable thereto, except for Benefit Plans and assets related thereto identified on Schedule 1.02(c) as such Schedule may be amended by Buyer up until the Bid Deadline;
(d)    the rights which occur or arise from any and all insurance policies related to Directors and Officers liability insurance;
(e)    the assets, properties and rights specifically set forth on Schedule 1.02(e), as such Schedule may be amended by Buyer up until the Bid Deadline;
(f)    any avoidance claims arising under the Bankruptcy Code or applicable state law, including without limitation all rights and avoidance claims of Sellers arising under Chapter 5 of the Bankruptcy Code, provided that Seller agrees to waive any such claims against customers or vendors of the Business the effective as of Closing, including without limitation claims arising out of Seller’s post-petition payments to vendors and post-petition performance of warranty service for customers;
(g)    tax returns and Books and Records to the extent related to tax returns, and tax refunds;
(h)    any (i) professional retainers, or (ii) prepayments, prepaid expenses and security deposits relating to any Excluded Asset;
(i)    (i) any attorney-client privilege and attorney work-product protection of Seller as a result of legal counsel representing Seller to the extent in connection with the Contemplated Transactions or any Excluded Asset; (ii) all documents maintained by legal counsel as a result of representation of Seller to the extent in connection with the Contemplated Transactions or any Excluded Asset; (iii) all documents subject to the attorney client privilege and work product protection described in subsections (i) and (ii); and (iv) all documents maintained by Seller to the extent in connection with the transactions contemplated by the Agreement or any Excluded Asset.
(j)    all of Sellers’ claims, warranties, guarantees, refunds, causes of action, choses in action, rights of recovery, rights of set-off and rights of recoupment of every kind and nature (whether or not known or unknown or contingent or non-contingent) relating to any Excluded Asset; and
(k)    the rights which accrue or will accrue to Seller under the Transaction Documents.

1.03    Assumed Liabilities. Subject to the terms and conditions set forth herein, Buyer shall assume and agree to pay, perform and discharge only the following Liabilities of Seller (collectively, the “Assumed Liabilities”), and no other Liabilities:
(a)    Cure Amounts and Liabilities first arising after Closing under the Assumed Executory Contracts, but only to the extent that such Liabilities (other than Cure Amounts) do not relate to any failure to perform, improper performance, warranty or other breach, default or violation by Seller on or prior to the Closing;
(b)    all ordinary course post-petition vacation accruals of Seller’s employees to the extent that they remain outstanding as of Closing;
(c)    Sellers’ trade accounts payable and accrued operating expenses incurred post-petition in the ordinary course of business;
(d)    those Liabilities of Seller set forth on Schedule 1.03(d) as such Schedule may be amended by Buyer up until entry of the Sale Order.
1.04    Excluded Liabilities. Notwithstanding any other provision in this Agreement to the contrary, Buyer shall not assume and shall not be responsible to pay, perform or discharge any Liabilities of Seller or any of its Affiliates of any kind or nature whatsoever other than the Assumed Liabilities (the “Excluded Liabilities”), including but not limited to any and all Liabilities under Excluded Executory Contracts and any executory Contract (including any executory Business Contract) which is not an Assumed Executory Contract and any and all Liabilities of Seller associated with Schneider. Seller shall discharge all Excluded Liabilities as required by and in connection with the Bankruptcy Case. Without limiting the foregoing, neither Buyer nor any of its Affiliates shall assume or be deemed to have assumed, any claim, as that term is defined in Section 101(5) of the Bankruptcy Code, (each, a “Claim”), against Seller or the Purchased Assets, regardless of when or by whom asserted (other than Assumed Liabilities), any of the following liabilities:
(a)    any and all Claims that arise out of or are related to Excluded Assets;
(b)    any and all Claims that arise out of or are related to Excluded Executory Contracts;
(c)    any and all Claims that arise out of or are related to the purchase of goods and services by Seller prior to the Petition Date;
(d)    any and all Claims that arise out of or are related to the sale of goods and services by Seller prior to the Petition Date, including without limitation, claims for breach of warranty and product liability claims;
(e)    any and all Claims for Taxes arising out of or related to the conduct of the Business prior to the Closing Date or the Contemplated Transactions;
(f)    any Environmental Claim;

(g)    any and all Claims arising out of or related to infringement or misappropriation of any intellectual property by Seller;
(h)    any Claims arising out of or related to any legal, accounting, investment banking, brokerage or similar services, including any Claims asserted by Craig-Hallum Capital Group LLC or Amory Securities and their respective Affiliates;
(i)    any Claims arising out of or related to the issuance of any equity securities of Seller, including without limitation stock options or warrants;
(j)    except as provided in Section 1.03(b), any Claims by current or former employees or independent contractors of Seller, arising out of or related to employment of work for the Seller, including without limitation, with respect to payroll, vacation, sick leave, worker’s compensation, unemployment benefits, pension benefits, employee stock option or profit sharing plans, health care plans and benefits (including COBRA), termination or severance payments, rights under employment agreements, or Law;
(k)    any Claims arising out of or related to any inaction under the WARN Act;
(l)    any Claims arising out of or related to Benefits Plans;
(m)    any Claims arising out of or related to the failure of Seller to comply with any Law; and
(n)    any Claims for indemnification, reimbursement or advancement to any officer, director, employee or agent of Seller;
1.05    Purchase Price.
(a)    The aggregate purchase price for the Purchased Assets (the “Purchase Price”) shall equal the sum of:
(i)    the amount required to satisfy in full all of Seller’s obligations to Western Alliance Bank, including without limitation, principal, interest, and attorney’s fees and costs, through and as of Closing;
(ii)    the amount required to satisfy in full all of Seller’s obligations to Douglas in connection with the DIP Facility, including without limitation, principal, interest, and attorney’s fees and costs, through and as of Closing;
(iii)    the amount required to satisfy in full all of Seller’s obligations to the holders of the Senior Secured Notes, including without limitation, principal, interest, and attorney’s fees and costs, through and as of Closing;

(iv)    the amount required to pay Cure Amounts associated with the assumption of the Assumed Executory Contracts;
(v)    cash in the amount of $250,000 (which may take the form of the final disbursement under the DIP Facility); and
(vi)    the Assumed Liabilities.
As of the date of this Agreement, the estimated amounts that will be outstanding on each of the obligations in subsections (i), (ii), and (iii) are set forth on Schedule 1.05(a).
(b)    The cash component of the Purchase Price (the “Cash Consideration”), shall equal the amounts necessary to fund items (a)(i) through (v), subject to adjustment under subsection (c) below.
(c)    The amount of the Cash Consideration payable to Seller will be reduced on a dollar-for-dollar basis by (i) the amount of all advances under the DIP Facility (and, pursuant to the terms of the DIP Facility, Seller’s obligation to repay such amounts shall be forgiven), and (ii) the amount necessary to satisfy the Senior Secured Notes held by a Buyer or its Affiliates, which amount will be applied in reduction of the balances due on such Senior Secured Notes.
(d)    Douglas, for itself and on behalf of the Trusts or the Trusts on their own behalf, shall, pursuant to Section 363(k) of the Bankruptcy Code, credit bid the amounts that are owed to Douglas and/or the Trusts under the DIP Facility and Senior Secured Notes.
1.06    Allocation of Purchase Price. Seller and Buyer agree that the Purchase Price and the Assumed Liabilities (plus other relevant items) shall be allocated among the Purchased Assets for all purposes (including Tax and financial accounting) as shown on the allocation schedule (the “Allocation Schedule”). A draft of the Allocation Schedule shall be prepared by Buyer and delivered to Seller within 140 days following the Closing Date. If Seller notifies Buyer in writing that Seller objects to one or more items reflected in the Allocation Schedule, Seller and Buyer shall negotiate in good faith to resolve such dispute; provided, however, that if Seller and Buyer are unable to resolve any dispute with respect to the Allocation Schedule within 30 days following Buyer’s delivery of the Allocation Schedule to Seller, such dispute shall be resolved by the Independent Accountants. The fees and expenses of the Independent Accountant shall be borne equally by Seller and Buyer. Buyer and Seller shall file all Tax Returns (including amended returns and claims for refund) and information reports in a manner consistent with the Allocation Schedule.
1.07    Third Party Consents. If any Purchased Asset or Seller’s rights with respect to any Purchased Assets by its terms or applicable Law may not be assigned to Buyer without the consent of another Person, the Seller shall use its commercially reasonable efforts to obtain, or cause to be obtained, on or prior to the Closing, any approvals or consents necessary to convey to the Buyer the benefit thereof. The Buyer shall cooperate with the Seller in such manner as may be reasonably requested in connection therewith. In the event any consent or approval to an assignment contemplated hereby is not obtained on or prior to the Closing Date, the Seller shall continue to use commercially reasonable efforts to obtain any such approval or consent after the Closing Date and the Seller agrees to enter into any appropriate and commercially reasonable arrangement to provide that the Buyer shall receive the Seller’s interest in the benefits under any such Purchased Asset or right with respect thereto. Notwithstanding any provision in this Section 1.07 to the contrary, Buyer shall not be deemed to have waived its rights under Section 6.02(d) hereof unless and until Buyer either provides written waivers thereof or elects to proceed to consummate the Contemplated Transactions at Closing.
ARTICLE II
CLOSING
2.01    Closing. Subject to the terms and conditions of this Agreement, the consummation of the Contemplated Transactions (the “Closing”) shall take place at the offices of Foley & Lardner, LLP, 555 S. Flower Street, Suite 3500, Los Angeles, California, at 10:00 a.m., Pacific time, within five Business Days after all of the conditions to Closing set forth in ARTICLE VI are either satisfied or waived (other than conditions which, by their nature, are to be satisfied on the Closing Date), or at such other time, date or place as Seller and Buyer may mutually agree upon in writing. The date on which the Closing is to occur is herein referred to as the “Closing Date”.
2.02    Closing Deliverables.
(a)    At the Closing, Seller shall deliver to Buyer the following:
(i)    All documents and instruments necessary or desirable to convey the Purchased Assets to Buyer, in accordance with Section 1.01 hereof, in form and substance acceptable to Buyer, all duly executed by Seller and duly acknowledged, where applicable, including (i) bills of sale, (ii) assignments of Intellectual Property Assets, (iii) domain name transfer forms, and (iv) login names and passwords for all Websites;
(ii)    the Seller Closing Certificate;
(iii)    the FIRPTA Certificate; and
(iv)    such other instruments of transfer, assumption, filings or documents as Buyer may reasonably request to give effect to this Agreement.
(b)    At the Closing, Buyer shall deliver to Seller the following:
(i)    the Cash Consideration, as adjusted under Section 1.05(c);

(ii)    executed counterparts of the documents referenced in Section 2.02(a)(i), as applicable;
(iii)    the Buyer Closing Certificate; and
(iv)    such other instruments of transfer, assumption, filings or documents as Seller may reasonably request to give effect to this Agreement.
ARTICLE III
REPRESENTATIONS AND WARRANTIES OF SELLER
Seller represents and warrants to Buyer that the statements contained in this ARTICLE III are true and correct as of the date hereof. All representations and warranties of the Company are made subject to and modified by the exceptions noted in the schedules delivered by the Company to Purchaser concurrently herewith and identified as the “Disclosure Schedules”. Any matter set forth in any section of the Disclosure Schedules shall qualify other sections and subsections in this ARTICLE III only to the extent it is readily apparent from a reading of the disclosure that such disclosure is applicable to such other sections. . The inclusion of any item in the Disclosure Schedules is not evidence of the materiality of such item for purposes of this Agreement.
3.01    Organization and Qualification of Seller. Seller is a corporation duly organized, validly existing and in good standing under the Laws of the state of Delaware and has full corporate power and authority to own, operate or lease the properties and assets now owned, operated or leased by it and to carry on the Business as currently conducted. Section 3.01 of the Disclosure Schedules sets forth each jurisdiction in which Seller is licensed or qualified to do business, and Seller is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the ownership of the Purchased Assets or the operation of the Business as currently conducted makes such licensing or qualification necessary and where the failure to be so licensed or qualified would reasonably be expected to result in a Material Adverse Effect.
3.02    Subsidiaries. Except as set forth in Section 3.02 of the Disclosure Schedules, Seller has no Subsidiaries, and has no direct or indirect equity, debt or other interest in any Person, or any right, warrant or option to acquire any such interest. No Subsidiary owns or operates any portion of the Business or has any right, title or interest in, to or under any asset, property or right that is used in or useful for the operation of the Business.
3.03    Authority of Seller. Subject to the Sale Order having become a Final Order at the time of Closing, Seller has full corporate power and authority to enter into this Agreement and the other Transaction Documents to which Seller is a party, to carry out its obligations hereunder and thereunder and to consummate the Contemplated Transactions. The execution and delivery by Seller of this Agreement and any other Transaction Document to which Seller is a party, the performance by Seller of its obligations hereunder and thereunder and the consummation by Seller of the Contemplated Transactions have been duly authorized by all requisite corporate action on the part of Seller. Subject to the Sale

Order having become a Final Order at the time of Closing, (i) this Agreement has been duly executed and delivered by Seller, and (ii) (assuming due authorization, execution and delivery by Buyer) this Agreement constitutes a legal, valid and binding obligation of Seller enforceable against Seller in accordance with its terms. Subject to the Sale Order having become a Final Order at the time of Closing, when each other Transaction Document to which Seller is or will be a party has been duly executed and delivered by Seller (assuming due authorization, execution and delivery by each other party thereto), such Transaction Document will constitute a legal and binding obligation of Seller enforceable against it in accordance with its terms.
3.04    No Conflicts; Consents. The execution, delivery and performance by Seller of this Agreement and the other Transaction Documents to which it is a party, and the consummation of the Contemplated Transactions, do not and will not: (a) conflict with or result in a violation or breach of, or default under, any provision of the certificate of incorporation, by-laws or other organizational documents of Seller; (b) conflict with or result in a material violation or material breach of any provision of any Law or Governmental Order applicable to Seller, the Business or the Purchased Assets; (c) except as set forth in Section 3.04 of the Disclosure Schedules, and except for the Sale Order having become a Final Order at the time of Closing, require the consent, notice or other action by any Person under, conflict with, result in a violation or breach of, constitute a default or an event that, with or without notice or lapse of time or both, would constitute a default under, result in the acceleration of or create in any party the right to accelerate, terminate, modify or cancel any material Contract or material Permit to which Seller is a party or by which Seller or the Business is bound or to which any of the Purchased Assets are subject (including any Assumed Executory Contract); or (d) result in the creation or imposition of any Encumbrance on the Purchased Assets. Except for the Sale Order having become a Final Order at the time of Closing, no consent, approval, Permit, Governmental Order, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to Seller in connection with the execution and delivery of this Agreement or any of the other Transaction Documents and the consummation of the Contemplated Transactions.
3.05    Financial Statements. Complete copies of the audited financial statements consisting of the balance sheet of the Seller as at December 31 for each of the years 2013 and 2014 and un-audited financial statements consisting of the Balance Sheet of the Seller at December 31, 2015 and the related statements of income and retained earnings, stockholders’ equity and cash flow for the years then ended (the “Financial Statements”), have been delivered to Buyer. Except as set forth in Section 3.05 of the Disclosure Schedules, the Financial Statements have been prepared in accordance with GAAP, applied on a consistent basis throughout the period involved. The Financial Statements are based on the books and records of the Business, and fairly present the financial condition of the Business as of the respective dates they were prepared and the results of the operations of the Business for the periods indicated. The balance sheet of the Business as of December 31, 2015 is referred to herein as the “Balance Sheet” and the date thereof as the “Balance Sheet Date.” Except as set forth in Section 3.05 of the Disclosure Schedules, Seller maintains a standard system of accounting for the Business established and administered in accordance with GAAP.
3.06    Absence of Certain Changes, Events and Conditions. Since the Balance Sheet Date, and other than in the ordinary course of business consistent with past practice or as described on Section 3.06 of the Disclosure Schedules, there has not been any:
(a)    Material Adverse Effect, other than the filing of the Bankruptcy Case;
(b)    transfer, assignment, sale or other disposition of any of the Purchased Assets shown or reflected in the Balance Sheet, except for the sale of Inventory in the ordinary course of business;
(c)    cancellation of any debts or claims or amendment, termination or waiver of any rights constituting Purchased Assets;
(d)    transfer, assignment or grant of any license or sublicense of any material rights under or with respect to any Intellectual Property Assets or Intellectual Property Agreements other than non-exclusive licenses to customers in the ordinary course of business;
(e)    material damage, destruction or loss, or any material interruption in use, of any Purchased Assets, whether or not covered by insurance;
(f)    acceleration, termination, material modification to or cancellation of any Material Business Contract or Permit;
(g)    imposition of any Encumbrance upon any of the Purchased Assets;
(h)    (i) grant of any bonuses, whether monetary or otherwise, or increase in any wages, salary, severance, pension or other compensation or benefits in respect of any employees, officers, directors, independent contractors or consultants of the Business, other than as provided for in any written agreements or required by applicable Law, or (ii) action to accelerate the vesting or payment of any compensation or benefit for any employee, officer, director, consultant or independent contractor of the Business;
(i)    adoption of any plan of merger or consolidation;
(j)    any Contract to do any of the foregoing, or any action or omission that would result in any of the foregoing.
3.07    Business Contracts.
(a)    Each Contract for which the Seller has any continuing liabilities or obligations to perform other than continuing obligations for indemnity or confidentiality that (x) by which any of the Purchased Assets are bound or affected or (y) to which Seller is a party or by which it is bound in connection with the Business or the Purchased Assets is a “Business Contract.” Section 3.07(a) of the Disclosure Schedules contains a complete and accurate list of all Business Contracts (the “Material Business Contracts”) that:
(i)    involve aggregate consideration in excess of $200,000;
(ii)    require Seller to purchase or sell a stated portion of the requirements or outputs of the Business or that contain “take or pay” provisions;
(iii)    provide for the indemnification of any Person or the assumption of any Tax, environmental or other Liabilities of any Person;
(iv)    are broker, distributor, dealer, manufacturer’s representative, franchise, agency, sales promotion, market research, marketing consulting and advertising Business Contracts;
(v)    are employment agreements and Business Contracts with independent contractors or consultants (or similar arrangements);
(vi)    relate to Indebtedness (including, without limitation, guarantees);
(vii)    are with any Governmental Authority;
(viii)    limit or purport to limit the ability of Seller to compete in any line of business or with any Person or in any geographic area or during any period of time;
(ix)    are joint venture, partnership or similar Business Contracts;
(x)    are for the sale of any of the Purchased Assets, other than to customers in the ordinary course of business, or for the grant to any Person of any option, right of first refusal or preferential or similar right to purchase any of the Purchased Assets;
(xi)    involves the procurement of goods and the counterparty is for practical purposes the Buyer’s sole source of supply for such goods; and
(xii)    are collective bargaining agreements or Business Contracts with any Union.
(b)    Except as set forth in Section 3.07(b) of the Disclosure Schedules, each Material Business Contract is valid and binding on Seller in accordance with its terms and is in full force and effect. Except (i) to the extent that the filing of the Bankruptcy Case constitutes a breach or default, (ii) with respect to breaches or defaults arising from nonpayment and (iii) as disclosed in Section 3.07(b) of the Disclosure Schedules, Seller is not in material breach of or material default under (or is alleged to be in material breach of or material default under) any Material Business Contract, and no event or circumstance has occurred that, with notice or lapse of time or both, would constitute an event of default under any Material Business Contract or result in a termination thereof or would cause or permit the acceleration or other changes of any right or obligation or the loss of any benefit thereunder. Seller has not received any notice of any intention to terminate, any Material Business Contract. To Seller’s Knowledge, no counterparty to any Material Business Contract is in breach of or default under (or is alleged to be in breach of or default under), or has provided any notice of any intention to terminate any Material Business Contract. Complete and correct copies of each Material Business Contract (including all modifications, amendments and supplements thereto and waivers thereunder) have been made available to Buyer. There are no material disputes pending or, to Seller’s Knowledge, threatened under any Material Business Contract.
3.08    Title to Purchased Assets. Seller has good and marketable title to, or a valid leasehold interest in, all of the Purchased Assets, free and clear of Encumbrances except for those Encumbrances disclosed on Section 3.08 of the Disclosure Schedules. Subject to the Sale Order having become a Final Order at Closing, at Closing Seller will convey to Buyer good and marketable title to, or in the case of leased assets, valid leasehold interests in, all Purchased Assets except for Permitted Encumbrances. On the Closing Date, Buyer will have sufficient title in and to the Purchased Assets to operate and conduct the Business in substantially the same manner it was conducted before the Closing Date.
3.09    Condition and Sufficiency of Assets. The Tangible Personal Property included in the Purchased Assets are adequate for the uses to which they are being put. The Tangible Personal Property included in the Purchased Assets are, in all material respects, structurally sound and, except as described in Section 3.09 of the Disclosure Schedules in good operating condition and repair, and none of such Tangible Personal Property is in need of maintenance or repairs except for ordinary, routine maintenance and repairs that are not material in nature or cost. The Purchased Assets are sufficient for the continued conduct of the Business after the Closing in substantially the same manner as conducted by Seller prior to the Closing and constitute all of the rights, property and assets necessary to conduct the Business as currently conducted.

3.10    Real Property.
(a)    Seller owns no real property. Section 3.10(a) of the Disclosure Schedules sets forth each parcel of real property leased by Seller and used in or necessary for the conduct of the Business as currently conducted (together with all rights, title and interest of Seller in and to leasehold improvements relating thereto, including, but not limited to, security deposits, reserves or prepaid rents paid in connection therewith, collectively, the “Leased Real Property”), and a true and complete list of all leases, subleases, licenses, concessions and other agreements (whether written or oral), including all amendments, extensions renewals, guaranties and other agreements with respect thereto, pursuant to which Seller holds any Leased Real Property (collectively, the “Leases”). Seller has delivered to Buyer a true and complete copy of each Lease. With respect to each Lease, except as set forth on Section 3.10(a) of the Disclosure Schedules:
(i)    such Lease is valid, binding, enforceable and in full force and effect, and Seller enjoys peaceful and undisturbed possession of the Leased Real Property;
(ii)    Seller is not in material breach or material default under such Lease (except to the extent that the filing of the Bankruptcy Case constitutes a material breach or material default) and Seller has paid all rent due and payable under such Lease;
(iii)    Seller has not received nor given any notice of any default or event that with notice or lapse of time, or both, would constitute a default by Seller under any of the Leases and, to the Knowledge of Seller, no other party is in default thereof, and no party to any Lease has exercised any termination rights with respect thereto;
(iv)    Except as disclosed in Section 3.10(a) of the Disclosure Schedules, Seller has not subleased, assigned or otherwise granted to any Person the right to use or occupy any Leased Real Property or any portion thereof; and
(v)    Except as disclosed in Section 3.10(a) of the Disclosure Schedules, Seller has not pledged, mortgaged or otherwise granted an Encumbrance on its leasehold interest in any Leased Real Property.
(b)    Except as disclosed in Section 3.10(b) of the Disclosure Schedules, Seller has not received any written notice of (i) material violations of building codes and/or zoning ordinances or other governmental or regulatory Laws affecting the Leased Real Property, (ii) existing, pending or threatened condemnation proceedings affecting the Leased Real Property, or (iii) existing, pending or threatened material zoning, building code or other moratorium proceedings, or similar matters which could reasonably be expected to adversely affect the ability to operate the Leased

Real Property as currently operated. Neither the whole nor any material portion of any Leased Real Property has been damaged or destroyed by fire or other casualty.
(c)    The Leased Real Property is sufficient for the continued conduct of the Business after the Closing in substantially the same manner as conducted prior to the Closing and constitutes all of the real property necessary to conduct the Business as currently conducted.
3.11    Intellectual Property.
(a)    Section 3.11(a) of the Disclosure Schedules lists all (i) Intellectual Property Registrations and (ii) Intellectual Property Assets, including Software, that are not registered but that are material to the operation of the Business. Except as set forth in Section3.11(a) of the Disclosure Schedules, all required filings and fees related to the Intellectual Property Registrations have been timely filed with and paid to the relevant Governmental Authorities and authorized registrars, and all Intellectual Property Registrations are otherwise in good standing.
(b)    Section 3.11(b) of the Disclosure Schedules lists all Intellectual Property Agreements. Seller has provided Buyer with true and complete copies of all such Intellectual Property Agreements, including all modifications, amendments and supplements thereto and waivers thereunder. Each Intellectual Property Agreement is valid and binding on Seller in accordance with its terms and is in full force and effect. Except for a default that may have resulted from the Bankruptcy Case, Seller’s payment default or as set forth in Section 3.11(b) of the Disclosure Schedules, neither Seller nor, to Seller’s Knowledge, any other party thereto is in material breach of or material default under (or is alleged to be in breach of or default under), or has provided or received any notice of material breach or material default of or any intention to terminate, any Intellectual Property Agreement, nor has any event or circumstance occurred that, with notice or lapse of time or both, would constitute an event of default under any Intellectual Property Agreement or result in a termination thereof or would cause or permit the acceleration or other changes of any right or obligation or the loss of any benefit thereunder.
(c)    Except as disclosed in Section 3.11(c) of the Disclosure Schedules, Seller is the sole and exclusive legal and beneficial, and with respect to the Intellectual Property Registrations, record, owner of all right, title and interest in and to the Intellectual Property Assets, and has the valid right to use all other Intellectual Property used in or necessary for the conduct of the Business as currently conducted, in each case, free and clear of Encumbrances. Without limiting the generality of the foregoing, Seller has entered into binding, written agreements with every current and former employee of Seller, and with every current and former independent contractor whereby such employees and independent contractors (i) assign to Seller any ownership interest and right they may have in the Intellectual Property Assets; and (ii) acknowledge Seller’s exclusive ownership of all Intellectual Property Assets.

Seller has provided Buyer with a true and complete copy of the form of such agreement.
(d)    To Seller’s Knowledge, the Intellectual Property Assets and Intellectual Property licensed under the Intellectual Property Agreements are all of the Intellectual Property necessary to operate the Business as presently conducted. Except as set forth in Section 3.11(d) of the Seller’s Disclosure Schedules, the consummation of the Contemplated Transactions will not result in the loss or impairment of or payment of any additional amounts with respect to, nor require the consent of any other Person in respect of, the Buyer’s right to own, use or hold for use any Intellectual Property as owned, used or held for use in the conduct of the Business as currently conducted.
(e)    Seller’s rights in the Intellectual Property Assets are valid, subsisting and enforceable. Seller has taken all commercially reasonable steps to maintain the Intellectual Property Assets and to protect and preserve the confidentiality of all trade secrets included in the Intellectual Property Assets, including requiring all Persons having access thereto to execute written non-disclosure agreements.
(f)    To Seller’s Knowledge, the conduct of the Business as currently and formerly conducted, and the Intellectual Property Assets and Intellectual Property licensed under the Intellectual Property Agreements as currently or formerly owned, licensed or used by Seller, have not infringed, misappropriated, diluted or otherwise violated, and have not, do not and will not infringe, dilute, misappropriate or otherwise violate, the Intellectual Property or other rights of any Person. Except as set forth in Section 3.11(f) of the Disclosure Schedules, to Seller’s Knowledge, no Person has infringed, misappropriated, diluted or otherwise violated, or is currently infringing, misappropriating, diluting or otherwise violating, any Intellectual Property Assets.
(g)    Except as set forth in Section (b)(g) of the Disclosure Schedules, there are no Actions (including any oppositions, interferences or re-examinations) settled, pending or threatened (including in the form of offers to obtain a license): (i) alleging any infringement, misappropriation, dilution or violation of the Intellectual Property of any Person by Seller in connection with the Business; (ii) challenging the validity, enforceability, registrability or ownership of any Intellectual Property Assets or Seller’s rights with respect to any Intellectual Property Assets; or (iii) by Seller or any other Person alleging any infringement, misappropriation, dilution or violation by any Person of any Intellectual Property Assets. Seller is not subject to any outstanding or prospective Governmental Order (including any motion or petition therefor) that does or would materially restrict or impair the use of any Intellectual Property Assets.
3.12    Inventory. Except as set forth in Section 3.12 of the Disclosure Schedules, all Inventory, whether or not reflected in the Balance Sheet, consists of a quality and quantity usable and salable in the ordinary course of business consistent with past practice, except for Inventory returned by customers that is not restockable into resale Inventory, obsolete, damaged, defective or slow-moving items, all of which have been written off or written down to fair market value or for which adequate reserves have been established in accordance with GAAP. Except as set forth in Section 3.12 of the Disclosure Schedules, all Inventory is owned by Seller free and clear of all Encumbrances, and no Inventory is held on a consignment basis.
3.13    Accounts Receivable. Except as set forth on Section 3.13 of the Disclosure Schedules, the Accounts Receivable reflected on the Interim Balance Sheet and the Accounts Receivable arising after the date thereof (a) have arisen from bona fide transactions entered into by Seller involving the sale of goods or the rendering of services in the ordinary course of business consistent with past practice; (b) constitute only valid, undisputed claims of Seller not subject to claims of set-off or other defenses or counterclaims other than normal cash discounts accrued in the ordinary course of business consistent with past practice and (c) subject to the reserve for bad debts reflected on the Interim Balance Sheet, are collectible in full within 90 days after billing. Accounts Receivable arising from unclaimed property and unasserted legal claims are not reflected on the Balance Sheet.
3.14    Insurance. Seller has provided Buyer with copies of all (a) current policies or binders of fire, liability, product liability, umbrella liability, real and personal property, workers’ compensation, vehicular, fiduciary liability and other casualty and property insurance maintained by Seller and relating to the Business, the Purchased Assets or the Assumed Liabilities (collectively, the “Insurance Policies”); and (b) with respect to the Business, the Purchased Assets or the Assumed Liabilities, all pending claims and the claims history for Seller since January 1, 2012. Except as set forth on 3.14 of the Disclosure Schedules, there are no claims related to the Business, the Purchased Assets or the Assumed Liabilities pending under any such Insurance Policies as to which coverage has been questioned, denied or disputed or in respect of which there is an outstanding reservation of rights. Neither Seller nor any of its Affiliates has received any written notice of cancellation of, premium increase with respect to, or alteration of coverage under, any of such Insurance Policies.
3.15    Legal Proceedings; Governmental Orders.
(a)    Except for the Bankruptcy Case, demands for payment received from suppliers, or as set forth on Section 3.15 of the Disclosure Schedules, there are no Actions pending or, to Seller’s Knowledge, threatened against or by Seller (a) relating to or affecting the Business, the Purchased Assets or the Assumed Liabilities; or (b) that challenge or seek to prevent, enjoin or otherwise delay the Contemplated Transactions.
(b)    There are no outstanding Governmental Orders and no unsatisfied judgments, penalties or awards against, relating to or affecting the Business.

3.16    Compliance With Laws; Permits.
(a)    Except as set forth in Section 3.16 of the Disclosure Schedules, Seller has complied, and is now complying, in all material respects with all material Laws applicable to the conduct of the Business as currently conducted or the ownership and use of the Purchased Assets.
(b)    Except as set forth in Section 3.16 of the Disclosure Schedules, all material Permits required for Seller to conduct the Business as currently conducted or for the ownership and use of the Purchased Assets have been obtained by Seller and are valid and in full force and effect. All fees and charges with respect to such Permits as of the date hereof have been paid in full. Section 3.16 of the Disclosure Schedules lists all current material Permits issued to Seller which are related to the conduct of the Business as currently conducted or the ownership and use of the Purchased Assets, including the names of the Permits and their respective dates of issuance and expiration.
3.17    Environmental Matters.
(a)    The operations of Seller with respect to the Business and the Purchased Assets are currently and have been in compliance in all material respects with all Environmental Laws. Seller has not received from any Person, with respect to the Business or the Purchased Assets, any: (i) Environmental Notice or Environmental Claim; or (ii) written request for information pursuant to Environmental Law, which, in each case, either remains pending or unresolved, or is the source of ongoing obligations or requirements as of the Closing Date.
(b)    Seller has not retained or assumed, by contract or operation of Law, any liabilities or obligations of third parties under Environmental Law.
3.18    Employee Benefit Matters.
(a)    Section 3.18(a) of the Disclosure Schedules contains a true and complete list of each employee benefit plan, including, without limitation, any “employee benefit plan” within the meaning of Section 3(3) of ERISA (whether or not subject to ERISA), and any other compensation, deferred compensation, incentive, bonus, stock or stock-based, change in control, retention, severance, vacation, paid time off, fringe-benefit and other similar agreement, plan, policy, program or arrangement, in each case whether or not reduced to writing and whether funded or unfunded, which is or has been maintained, sponsored, contributed to, or required to be contributed to by Seller for the benefit of any current or former employee, officer, director, retiree, independent contractor or consultant of the Business or any spouse or dependent of such individual, or under which Seller or any ERISA Affiliate has or may have any Liability, or with respect to which Buyer or any of its Affiliates would reasonably be expected to have any Liability, contingent or otherwise (as listed on Section 3.18(a) of the Disclosure Schedules, each, a “Benefit Plan”).
(b)    With respect to each Benefit Plan, Seller has made available to Buyer accurate, current and complete copies of each of the following: (i) the plan document together with all amendments (or, if no plan document is available, a description of the Benefit Plan; (ii) where applicable, any trust agreements or other funding arrangements, custodial agreements, insurance policies and contracts, and administration agreements and similar agreements; (iii) the most recent summary plan descriptions, including summaries of material modifications (if required), employee handbooks and any other written communications relating to any Benefit Plan; (iv) in the case of any Benefit Plan that is intended to be qualified under Section 401(a) of the Code, the most recent determination, opinion or advisory letter from the Internal Revenue Service; (v) in the case of any Benefit Plan for which a Form 5500 is required to be filed, the most recently filed Form 5500, with schedules attached; and (vi) copies of material notices, letters or other correspondence from any Governmental Authority relating to the Benefit Plan.
(c)    Except as set forth in Section 3.18(c) of the Disclosure Schedules, each Benefit Plan has been established, administered and maintained in accordance with its terms and in compliance with all applicable Laws (including ERISA and the Code), including any vesting required under Section 411(d)(3) of the Code. Each Benefit Plan that is intended to be qualified under Section 401(a) of the Code (a “Qualified Benefit Plan”) is so qualified and has received a favorable and current determination or opinion letter from the Internal Revenue Service, and nothing has occurred that could reasonably be expected to cause the loss of the tax-qualified status of such Benefit Plan. Nothing has occurred with respect to any Benefit Plan that has subjected or could reasonably be expected to subject Seller or, with respect to any period on or after the Closing Date, Buyer or any of its Affiliates, to a penalty under Section 502 of ERISA or to tax or penalty under Section 4975 of the Code. Except as set forth in Section 3.18(c) of the Disclosure Schedules, all benefits, contributions and premiums relating to each Benefit Plan have been timely paid in accordance with the terms of such Benefit Plan and all applicable Laws and accounting principles, and all benefits accrued under any unfunded Benefit Plan have been paid, accrued or otherwise adequately reserved to the extent required by, and in accordance with GAAP.
(d)    Neither Seller nor any of its ERISA Affiliates has incurred or reasonably would be expected to incur, either directly or indirectly, any material Liability under Title I or Title IV of ERISA with respect to any Benefit Plan;.
(e)    With respect to each Benefit Plan (i) no such plan is a “multiemployer plan” within the meaning of Section 3(37) of ERISA ; (ii) no such plan is a “multiple employer plan” within the meaning of Section 413(c) of the Code or a “multiple employer welfare arrangement” (as defined in Section 3(40) of ERISA); (iii) no

Action has been initiated by the Pension Benefit Guaranty Corporation to terminate any such plan or to appoint a trustee for any such plan; and (iv) no such plan is subject to the minimum funding standards of Section 302 of ERISA or Section 412 of the Code.
(f)    Except as set forth in 3.18(f) of the Disclosure Schedules and other than as required under Section 601 et. seq. of ERISA or other applicable Law, no Benefit Plan provides post-termination or retiree welfare benefits to any individual for any reason.
(g)    Except as set forth in 3.18(g) of the Disclosure Schedules, neither the execution of this Agreement nor any of the Contemplated Transactions will (either alone or upon the occurrence of any additional or subsequent events): (i) entitle any current or former director, officer, employee, independent contractor or consultant of the Business to severance pay or any other payment; (ii) accelerate the time of payment, funding or vesting, or increase the amount of compensation due to any such individual; (iii) increase the amount payable under or result in any other material obligation pursuant to any Benefit Plan; or (iv) result in “excess parachute payments” within the meaning of Section 280G(b) of the Code.
3.19    Employment Matters.
(a)    Seller has provided Buyer a list of all persons who are employees, independent contractors or consultants of the Business as of the date hereof, and sets forth for each such individual the following: (i) name; (ii) title or position (including whether full or part time); (iii) hire date; (iv) current annual base compensation rate; (v) commission, bonus or other incentive-based compensation; and (vi) a description of the fringe benefits provided to each such individual as of the date hereof. As of the date hereof, all compensation, including wages, commissions and bonuses payable to employees, independent contractors or consultants of the Business for services performed on or prior to the date hereof have been paid in full or adequately accrued for in accordance with GAAP and there are no outstanding agreements, understandings or commitments of Seller with respect to any compensation, commissions or bonuses.
(b)    Seller is not, and has never been, a party to, bound by, or negotiating any collective bargaining agreement or other Contract with a union, works council or labor organization (collectively, “Union”), and there is not, and has never been, any Union representing or purporting to represent any employee of Seller, and, to Seller’s Knowledge, no Union or group of employees is seeking or has sought to organize employees for the purpose of collective bargaining. There has never been, nor, to Seller’s Knowledge, has there been any threat of, any strike, slowdown, work stoppage, lockout, concerted refusal to work overtime or other similar labor disruption or dispute affecting Seller or any employees of the Business.

(c)    Except as set forth on Section 3.19(c) of the Disclosure Schedules, since January 1, 2015, Seller has not failed to provide advance notice of layoffs or terminations as required by, or incurred any material Liability under, the Worker Adjustment and Retraining Notification Act of 1988, and including any similar state or local Legal Requirement such as the California Worker Adjustment and Retraining Notification Act (the “WARN Act”), or any applicable Law for employees outside the United States regarding the termination or layoff of employees.
(d)    Except as set forth on Section 3.19(d) of the Disclosure Schedules or as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect or pursuant to procedures established in connection with the Bankruptcy Case, (i) since January 1, 2012, Seller has been in compliance with all applicable Laws relating to labor and employment, including all Laws relating to employment practices; the hiring, promotion, assignment, and termination of employees; discrimination; equal employment opportunities; disability; labor relations; wages and hours; FLSA, classification of independent contractors, hours of work; payment of wages; immigration; workers’ compensation; employee benefits; background and credit checks; working conditions; occupational safety and health; family and medical leave; employee terminations; and data privacy and data protection; and (ii) there are no pending, or to Seller’s Knowledge, threatened, lawsuits, grievances, unfair labor practice charges, arbitrations, charges, investigations, hearings, actions, claims, or proceedings (including any administrative investigations, charges, claims, actions, or proceedings), against Seller brought by or on behalf of any applicant for employment, any current or former employee, any person alleging to be a current or former employee, any representative, agent, consultant, independent contractor, subcontractor, or leased employee, volunteer, or “temp” of Seller, or any group or class of the foregoing, or any Governmental Authority, alleging violation of any labor or employment Law, breach of any collective bargaining agreement, breach of any express or implied contract of employment, wrongful termination of employment, or any other discriminatory, wrongful, or tortious conduct in connection with the employment relationship.
3.20    Taxes. Except as set forth in 3.20 of the Disclosure Schedules:
(a)    All Tax Returns required to be filed by Seller for any Pre-Closing Tax Period have been, or will be, timely filed. Such Tax Returns are, or will be, true, complete and correct in all material respects. All Taxes due and owing by Seller (whether or not shown on any Tax Return) have been, or will be, timely paid or reserved for in the Financial Statements in accordance with GAAP.
(b)    Seller has withheld and paid each Tax required to have been withheld and paid in connection with amounts paid or owing to any Employee, independent contractor, creditor, customer, shareholder or other party, and has complied with all information reporting and backup withholding provisions of applicable Law.

(c)    All deficiencies asserted, or assessments made, against Seller as a result of any examinations by any taxing authority have been fully paid.
(d)    Seller is not a party to any Action by any taxing authority. There are no pending or, to Seller’s Knowledge, threatened Actions by any taxing authority.
(e)    There are no Encumbrances for Taxes upon any of the Purchased Assets nor is any taxing authority in the process of any Tax audit with respect to any of the Purchased Assets (other than for current Taxes not yet due and payable).
(f)    Seller is not a “foreign person” as that term is used in Treasury Regulations Section 1.1445-2.
(g)    None of the Purchased Assets is tax-exempt use property within the meaning of Section 168(h) of the Code.
3.21    Brokers. Except as set forth on Section 3.21 of the Disclosure Schedules, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Contemplated Transactions based upon arrangements made by or on behalf of Seller.
3.22    Affiliate Interests. Other than any Benefit Plan and travel advances entered into the ordinary course of business, all Contracts between the Seller and any Affiliate of any Seller (but not including another Seller or a Subsidiary of a Seller) are listed on Section 3.22 of the Disclosure Schedules. Other than employment arrangements, compensation benefits and travel advances entered into in the ordinary course of business, and other than arrangements or relationships that would not be required to be disclosed in the Seller’s SEC filings pursuant to Regulation S-K of the Securities Act, to Seller’s Knowledge, no such Affiliate of any Seller controls or is a director, officer, employee or partner of, or consultant to, or lender to or borrower from or has the right to participate in the profits of, other than through the ownership of any publicly traded entity, (i) any Person which does business with the Seller or is competitive with the Business in any material respect, or (ii) any material property, asset or right which is used by the Seller. All Indebtedness of any such Affiliate to any Seller, and all Indebtedness of any Seller to any Affiliate of any Seller, is listed on Section 3.22 of the Disclosure Schedules.
3.23    Bank Accounts. Section 3.23 of the Disclosure Schedules sets forth a complete list of all bank accounts (including any deposit accounts, securities accounts and any sub-accounts) of the Seller.
3.24    Seller SEC Documents. Except as set forth in Section 3.24 of the Disclosure Schedules, the Seller has filed or furnished with the SEC all filings it has been required to make since January 1, 2014 (collectively the “Seller SEC Documents”). As of their respective filing dates, the Seller SEC Documents complied in all material respects with the requirements of the Securities Act or the Exchange Act, as applicable. None of the Seller SEC Documents filed under the Exchange Act as of their filing dates contained any untrue statement of material fact or omitted to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading, except to the extent corrected by a subsequently filed document with the SEC. None of the Seller SEC Documents filed under the Securities Act contained an untrue statement of material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein in light of the circumstances in which they were made not misleading at the time such Seller SEC Documents became effective under the Securities Act.
3.25    Product Liability. Section 3.25 of the Disclosure Schedules sets forth the aggregate cost to Seller of performance under its warranty obligations for each of the previous three years. Except as set forth in Section 3.25 of the Disclosure Schedules or otherwise reserved for in the Balance Sheet (or incurred in the ordinary course of business since such date), all products sold by Seller have been designed, manufactured, labeled and performed so as to meet and comply in all material respects with all applicable standards and specifications of Governmental Authorities, product specifications, contractual commitments, warranties and applicable Law.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF BUYER
Buyer represents and warrants to Seller that the statements contained in this ARTICLE IV are true and correct as of the date hereof.
4.01    Organization of Buyer. Buyer is a limited liability company duly organized, validly existing and in good standing under the Laws of the state of California.
4.02    Authority of Buyer. Buyer has full corporate power and authority to enter into this Agreement and the other Transaction Documents to which Buyer is a party, to carry out its obligations hereunder and thereunder and to consummate the Contemplated Transactions. The execution and delivery by Buyer of this Agreement and any other Transaction Document to which Buyer is a party, the performance by Buyer of its obligations hereunder and thereunder and the consummation by Buyer of the Contemplated Transactions have been duly authorized by all requisite corporate action on the part of Buyer. This Agreement has been duly executed and delivered by Buyer, and (assuming due authorization, execution and delivery by Seller) this Agreement constitutes a legal, valid and binding obligation of Buyer enforceable against Buyer in accordance with its terms. When each other Transaction Document to which Buyer is or will be a party has been duly executed and delivered by Buyer (assuming due authorization, execution and delivery by each other party thereto), such Transaction Document will constitute a legal and binding obligation of Buyer enforceable against it in accordance with its terms.
4.03    No Conflicts; Consents. The execution, delivery and performance by Buyer of this Agreement and the other Transaction Documents to which it is a party, and the consummation of the Contemplated Transactions, do not and will not: (a) conflict with or result in a violation or breach of, or default under, any provision of the certificate of incorporation, by-laws or other organizational documents of Buyer; (b) conflict with or result in a violation or breach of any provision of any Law or Governmental Order applicable to Buyer; or (c) require the consent, notice or other action by any Person under any Contract to which Buyer is a party. No consent, approval, Permit, Governmental Order, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to Buyer in connection with the execution and delivery of this Agreement and the other Transaction Documents and the consummation of the Contemplated Transactions.
4.04    Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Contemplated Transactions based upon arrangements made by or on behalf of Buyer.
4.05    Sufficiency of Funds. Buyer has sufficient cash on hand or other sources of immediately available funds to enable it to make payment of the Purchase Price and consummate the Contemplated Transactions.
4.06    Legal Proceedings. There are no Actions pending or, to Buyer’s knowledge, threatened against or by Buyer or any Affiliate of Buyer that challenge or seek to prevent, enjoin or otherwise delay the Contemplated Transactions. No event has occurred or circumstances exist that may give rise or serve as a basis for any such Action.
4.07    Disclaimer. BUYER ACKNOWLEDGES AND AGREES THAT, EXCEPT AS SPECIFICALLY AND EXPRESSLY SET FORTH IN ARTICLE III OF THIS AGREEMENT OR ANY CERTIFICATE DELIVERED TO BUYER BY SELLER IN CONNECTION WITH THIS AGREEMENT, (I) THE SELLER MAKES NO REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, AT LAW OR IN EQUITY, RELATING TO THE PURCHASED ASSETS, THE ASSUMED LIABILITIES OR THE BUSINESS, INCLUDING ANY REPRESENTATION OR WARRANTY AS TO THE VALUE, MERCHANTIBILITY, FITNESS FOR A PARTICULAR PURPOSE OR FOR ORDINARY PURPOSES OR ANY OTHER MATTER, (II) THE SELLER MAKES NO, AND HEREBY DISCLAIMS ANY, OTHER REPRESENTATION OR WARRANTY REGARDING THE PURCHASED ASSETS, THE ASSUMED LIABILITIES OR THE BUSINESS AND (III) THE PURCHASED ASSETS AND THE ASSUMED LIABILITIES ARE CONVEYED ON AN “AS IS, WHERE IS” BASIS AS OF THE CLOSING, AND THE BUYER SHALL RELY UPON ITS OWN EXAMINATION THEREOF.

ARTICLE V
COVENANTS
5.01    Conduct of Business Prior to the Closing. From the date hereof until the Closing, except as otherwise provided in this Agreement or consented to in writing by Buyer, Seller shall (x) use its commercially reasonable efforts to conduct the Business in the ordinary course of business consistent with past practice; and (y) use its commercially reasonable efforts to maintain and preserve intact its current Business organization, operations and franchise and to preserve the rights, franchises, goodwill and relationships of its employees, customers, suppliers, regulators and others having relationships with the Business. Without limiting the foregoing, from the date hereof until the Closing Date, unless Buyer otherwise consents, Seller shall:
(a)    preserve and maintain all material Permits required for the conduct of the Business as currently conducted or the ownership and use of the Purchased Assets;
(b)    collect Accounts Receivable in a manner consistent with past practice, without discounting such Accounts Receivable;
(c)    maintain the properties and assets included in the Purchased Assets in the same condition as they were on the date of this Agreement, subject to reasonable wear and tear;
(d)    continue in full force and effect without modification all Insurance Policies;
(e)    use commercially reasonable efforts to defend and protect the properties and assets included in the Purchased Assets from infringement or usurpation;
(f)    perform all of obligations under all Assumed Executory Contracts arising post-petition;
(g)    maintain the Books and Records in accordance with past practice;
(h)    comply in all material respects with all Laws applicable to the conduct of the Business or the ownership and use of the Purchased Assets;
(i)    comply in all material respects with the budget set forth in connection with the DIP Facility, as it may be amended from time to time; and
(j)    except as permitted by Section 5.11, not take or permit any action that would cause any of the changes, events or conditions described in Section 3.06 to occur.
5.02    Access to Information. From the date hereof until the Closing, Seller shall (a) afford Buyer and its Representatives full and free access to and the right to inspect all of the Leased Real Property, properties, assets, premises, Books and Records, Contracts and other documents and data related to the Business; (b) furnish Buyer and its Representatives with such financial, operating and other data and information related to the Business as Buyer or any of its Representatives may reasonably request; and (c) instruct the Representatives of Seller to cooperate with Buyer in its investigation of the Business. Any investigation pursuant to this Section 5.02 shall be conducted in such manner as not to interfere unreasonably with the conduct of the Business. No investigation by Buyer or other information received by Buyer shall operate as a waiver or otherwise affect any representation, warranty or agreement given or made by Seller in this Agreement.
5.03    Notice of Certain Events.
(a)    From the date hereof until the Closing, Seller shall promptly notify Buyer in writing of:
(i)    any Material Adverse Effect;
(ii)    any fact, circumstance, event or action the existence, occurrence or taking of which (A) has resulted in, or could reasonably be expected to result in, any representation or warranty made by Seller hereunder not being true and correct or (B) has resulted in, or could reasonably be expected to result in, the failure of any of the conditions set forth in Section 6.02 to be satisfied;
(iii)    any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the Contemplated Transactions;
(iv)    any notice or other communication from any Governmental Authority in connection with the Contemplated Transactions; and
(v)    any Action commenced or, to Seller’s Knowledge, threatened against, relating to or involving or otherwise affecting the Business, the Purchased Assets or the Assumed Liabilities or relating to the consummation of the Contemplated Transactions.
(b)    Buyer’s receipt of information pursuant to this subsection (b) shall not operate as a waiver or otherwise affect any representation, warranty or agreement given or made by Seller in this Agreement (including Section 7.01(b)) and shall not be deemed to amend or supplement the Disclosure Schedules.
5.04    Employees.
(a)    All employees of Seller shall have the right to apply for employment by Buyer. Buyer will make offers of employment to active employees of Seller selected by Buyer in its sole discretion and on terms and conditions (including compensation and benefits) established by Buyer in its sole discretion. Buyer anticipates making offers of employment to a substantive number of Seller’s Employees. Buyer acknowledges that Seller may, in its sole discretion, issue notices required under the WARN Act. Buyer agrees and acknowledges that Seller may issue such notices and that the matters or consequences arising from the issuance or failure to issue such notices shall not constitute a Material Adverse Effect.

(b)    Buyer shall have no obligations whatsoever for, any compensation or other amounts payable to any current or former employee, officer, director, independent contractor or consultant of the Business, including, without limitation, hourly pay, commission, bonus, salary, accrued vacation, fringe, pension or profit sharing benefits or severance pay for any period relating to the service with Seller at any time on or prior to the Closing Date.
(c)    Seller shall remain solely responsible for the satisfaction of all claims for medical, dental, life insurance, health accident or disability benefits brought by or in respect of current or former employees, officers, directors, independent contractors or consultants of the Business or the spouses, dependents or beneficiaries thereof, which claims relate to events occurring on or prior to the Closing Date. Seller also shall remain solely responsible for all worker’s compensation claims of any current or former employees, officers, directors, independent contractors or consultants of the Business which relate to events occurring on or prior to the Closing Date. Seller shall pay, or cause to be paid, all such amounts to the appropriate persons as and when due.
5.05    Confidentiality. Except as may be required by the Bankruptcy Court, from and after the Closing, Seller shall, and shall cause its Affiliates to, hold, and shall use its reasonable best efforts to cause its or their respective Representatives to hold, in confidence any and all information, whether written or oral, concerning the Business or the Purchased Assets, except to the extent that Seller can show that such information (a) is generally available to and known by the public through no fault of Seller, any of its Affiliates or their respective Representatives; or (b) is lawfully acquired by Seller, any of its Affiliates or their respective Representatives from and after the Closing from sources which are not prohibited from disclosing such information by a legal, contractual or fiduciary obligation. If Seller or any of its Affiliates or their respective Representatives are compelled to disclose any information by judicial or administrative process or by other requirements of Law, Seller shall promptly notify Buyer in writing and shall disclose only that portion of such information which Seller is advised by its counsel in writing is legally required to be disclosed, provided that Seller shall use reasonable best efforts to obtain an appropriate protective order or other reasonable assurance that confidential treatment will be accorded such information.

5.06    Governmental Approvals and Consents.
(a)    Seller shall, as promptly as possible, (i) make, or cause or be made, all filings and submissions required under any Law applicable to Seller or any of its Affiliates; and (ii) use best efforts to obtain, or cause to be obtained, all consents, authorizations, orders and approvals from all Governmental Authorities that may be or become necessary for its execution and delivery of this Agreement and the performance of its obligations pursuant to this Agreement and the other Transaction Documents. Seller shall not willfully take any action that will have the effect of delaying, impairing or impeding the receipt of any required consents, authorizations, orders and approvals.
(b)    Seller shall use best efforts to give all notices to, and obtain all consents from, all third parties that are described in Section 3.04 of the Disclosure Schedules.
(c)    Without limiting the generality of Seller’s undertakings pursuant to subsections (a) and (b) above, Seller shall use best efforts to:
(i)    respond to any inquiries by any Governmental Authority with respect to the Contemplated Transactions;
(ii)    avoid the imposition of any order or the taking of any action that would restrain, alter or enjoin the Contemplated Transactions; and
(iii)    in the event any Governmental Order adversely affecting the ability of the parties to consummate the Contemplated Transactions has been issued, to have such Governmental Order vacated or lifted.
5.07    Closing Conditions. From the date hereof until the Closing, Seller and Buyer shall use their respective commercially reasonable efforts to take such actions as are necessary to expeditiously satisfy the closing conditions set forth in ARTICLE VI hereof.
5.08    Transfer Taxes. All transfer, documentary, sales, use, stamp, registration, value added and other such Taxes and fees (including any penalties and interest) incurred in connection with this Agreement and the other Transaction Documents (including any real property leasehold transfer Tax and any other similar Tax), if any, shall be borne and paid by Seller when due. Seller shall, at its own expense, timely file any Tax Return or other document with respect to such Taxes or fees (and Buyer shall cooperate with respect thereto as necessary).
5.09    Buyer’s Financial Information. Buyer shall furnish Seller and its Representatives such information related to Buyer’s Financial Statements as Seller and its Representatives may reasonably request to ensure Buyer has sufficient cash on hand or other sources of immediately available funds to enable it to make payment of the Purchase Price and consummate this Contemplated Transaction.

5.10    Assignment or Contribution to Douglas. At or prior to Closing, the Trusts shall be entitled to assign or contribute their rights under this Agreement, including without limitation, the right to acquire an interest in the Purchased Assets to Douglas, and Douglas upon such assignment or contribution, Douglas shall be entitled to be the sole purchaser of the Purchased Assets.
5.11    Sale of Schneider. Prior to Closing Seller may sell its stock in Schneider or cause Schneider to dispose of some or all of its assets (each, a “Schneider Sale”); provided the proceeds of any Schneider Sale are applied to the DIP Facility as provided in the DIP Facility.
5.12    Bankruptcy Matters.
Seller acknowledges that a material inducement to Douglas’ agreement to provide the DIP Facility and Buyer’s agreement to act as a stalking horse bidder in the Bankruptcy Case is Seller’s agreement to conduct the sale of the Purchased Assets in the manner set forth in the Sale Procedures Order, to seek approval of the Sale Procedures Order (including the approval of the form of this Agreement), and to seek approval of the Sale Motion in an expeditious manner consistent with the requirements of the Bankruptcy Code. Accordingly, Seller agrees as follows:
(a)    Not later than April 8, 2016, Seller shall file with the Bankruptcy Court a motion to approve the Contemplated Transactions (the “Sale Motion”), which motion shall seek (i) entry by the Bankruptcy Court of the Sale Procedures Order, and (ii) approval of this Agreement and Seller’s performance under this Agreement (which shall be attached to the Sale Motion), subject to higher and better offers pursuant to the Sale Procedures Order. Seller shall also seek entry of an order shortening time on the hearing on entry of the Sale Procedures Order.
(b)    Prior to the earlier of (i) termination of this Agreement pursuant to Section 7.01, and (ii) entry of the Sale Procedures Order, Seller shall conduct the sale of the Purchased Assets in a manner consistent with that contemplated in the proposed Sale Procedures Order. Following entry of the Sale Procedures Order by the Bankruptcy Court, Seller shall conduct the sale of the Purchased Assets in accordance with the Sale Procedures Order, as approved by the Bankruptcy Court. From the date of entry of the Sale Order until the Closing Date, and provided that Buyer is proceeding in good faith to consummate the Contemplated Transactions in a timely manner, Seller shall not discuss, negotiate or consummate any transaction involving (i) the issuance, redemption, sale or exchange or other disposition of any equity interest in Seller or (ii) the sale, exchange, liquidation, reorganization, or other disposition of all or any part of the Purchased Assets in violation of the Sales Procedure Order.
(c)    If Buyer is not the deemed to be the Successful Bidder (as defined in the Sale Procedures Order) or the Bankruptcy Court approves the sale of substantially all of the Purchased Assets to a purchaser other than Buyer, Seller shall pay, upon consummation of such other transaction, Buyer a break-up fee equal to two percent (2%) of the Purchase Price, provided that the Purchase Price is equal to or greater than Twenty Five Million ($25,000,000) Dollars (the “Break-Up Fee”) and reimburse the Buyer for all its reasonable documented out-of-pocket costs and expenses, not otherwise reimbursable pursuant to the DIP Facility, incurred in connection up to a maximum of $300,000 with (i) the development, preparation and execution of, and any amendment, supplement or modification to, this Agreement and any other documents prepared in connection herewith or therewith, (ii) conducting due diligence on Buyer’s assets and business, (iii) participating in the Bankruptcy Case, and enforcing or preserving any rights under this and any such other documents, including the fees and disbursements of counsel to the Buyer (the “Expense Reimbursement”) provided that the Break Up Fee and Expense Reimbursement shall be paid only from the cash proceeds of such Winning Competing Bid. The foregoing shall include, but not be limited to (i) all such costs and expenses incurred from and after March 7, 2016 through and including the participation by Buyer in the Sale Hearing (as defined in the Sale Procedures Order), (ii) preparation for and attendance at hearings in the Bankruptcy Case, (iii) preparation for and participation in the Auction (as defined in the Sale Procedures Order), and (iv) preparation for and participation in the Sale Hearing (as defined in the Sale Procedures Order). Seller’s obligation to pay the Break-Up Fee and Expense Reimbursement shall constitute an administrative expense of Seller under Section 503 of the Bankruptcy Code, which shall be subject to any carve out under the DIP Facility and the DIP Order.
(d)    Seller will provide Buyer with a reasonable opportunity to review and comment upon all motions, applications and supporting papers prepared by Seller (including forms of orders and notices to interested parties) prior to the filing thereof in the Bankruptcy Case; provided, however, if (i) a motion, application or supporting paper to be filed in the Bankruptcy Case is not related (directly or indirectly) to this Agreement, the Contemplated Transactions, the Transaction Documents, Buyer or the Purchased Assets, and (ii) Seller does not have sufficient time to provide Buyer with a reasonable opportunity to review and comment upon such motion, application or supporting paper due to the urgent nature of such motion or application, Seller shall not be required to provide Buyer with a reasonable opportunity to review and comment but shall provide a copy of the motion, application and supporting paper to Buyer simultaneously with the filing thereof. All motions, applications and supporting papers prepared by Seller and relating (directly or indirectly) to Buyer, this Agreement or any of the Contemplated Transactions (including forms of orders and notices to interested parties) to be filed on behalf of Seller after the date hereof must be acceptable in form and substance to Buyer.
(e)    Seller agrees that the rights and remedies for noncompliance with this Section 5.12 shall include having such provision specifically enforced by any court having equity jurisdiction, it being acknowledged and agreed that any such breach or threatened breach shall cause irreparable injury to Buyer and that money damages would not provide an adequate remedy to Buyer.
5.13    Assumption and Rejection of Executory Contracts and Leases.
(a)    Not later than April 8, 2016, Seller shall file with the Bankruptcy Court a motion (which may be included in the Sale Motion) for an order authorizing the assumption and assignment pursuant to Section 365 of the Bankruptcy Code of the Assumed Executory Contracts on terms acceptable to Buyer in its reasonable discretion (the “Assignment Motion”). On or before the date that is twenty one (21) days prior to the Bid Deadline, Seller shall send notice to counterparties to all executory Business Contracts that such contracts may become Assumed Executory Contracts. Each such executory Business Contract shall be identified (by the date, the other party to the contract or lease and the address of such party) on an exhibit to the notice. Such exhibit shall set forth the amount Seller believes is necessary to cure defaults under each such executory Business Contract and lease to enable it to be assumed and assigned (“Cure Amounts”) which Cure Amounts shall be paid by Buyer on behalf of Seller at Closing. In cases in which Seller is unable to establish that a default exists, the Seller shall propose that the relevant Cure Amount shall be set at $0.00. The Assignment Motion shall reflect that Buyer’s promise to perform from and after the Closing under executory Contracts and leases that become Assumed Executory Contracts shall be the only adequate assurance of future performance necessary to satisfy the requirements of Section 365 of the Bankruptcy Code in respect of the assignment to Buyer of such Assumed Executory Contract.
(b)    The Buyer shall, within fourteen (14) days prior to the Bid Deadline, identify those executory Business Contracts that it intends to have become Assumed Executory Contracts. Buyer shall pay any and all Cure Amounts with respect to Assumed Executory Contracts at Closing, and such payments shall constitute part of the Purchase Price, provided that the actual payment transfers of the same to counterparties to such Assumed Executory Contracts may be made through Seller at Closing.
(c)    Following delivery of each notice by the Buyer pursuant to Section 5.13(b), the Seller shall or shall cause, at the Closing, the Business Contract that the Buyer has elected to treat as Assumed Executory Contract to be assumed and assigned to the Buyer in accordance with Section 365 of the Bankruptcy Code and the Sale Order, and such Business Contract shall be deemed to be added to the Schedule under Section 1.01(g) The Seller shall timely file appropriate motions and take such other actions as may be necessary to assume and assign to the Buyer the Assumed Executory Contracts, and the Sale Order shall authorize such assumption and assignment. On the date of the assignment thereof to the Buyer, the Seller shall be released from any further liability under the Assumed Executory Contracts.
5.14    Maintenance of Business. At all times before the Closing, Seller will exercise commercially reasonable efforts to continue and maintain the Business for the benefit of Buyer, including without limitation relationships with lessors, employees, regulatory authorities, licensors, customers, suppliers and others having material business relationships with Seller. Seller will in good faith encourage such Persons to continue its relationship with Buyer for the benefit of the Business following the Closing Date. Seller shall not take any action that interferes with the business of Buyer to be engaged in after the Closing.
5.15    Disclosure Schedules; Notice of Developments.
(a)    Disclosure Schedules. Seller shall, deliver subject to Buyer’s review, the Disclosure Schedules on or before April 15, 2016.
(b)    Seller Supplements and Amendments. From the date of this Agreement until the Closing Date, Seller shall as promptly as reasonably practicable deliver and revise any new schedules or supplement or amend the Disclosure Schedules with respect to any matter that, if existing, occurring or known at the date of this Agreement, would have been required to be set forth or described in the Disclosure Schedules. Any such supplement or amendment shall be deemed to modify the Disclosure Schedules for purposes of this Agreement except to the extent the matters set forth in such supplement or amendment are material to the Purchased Assets or the Business. Notwithstanding anything in this Section 5.15 to the contrary, in no event will Seller be permitted to supplement or amend any Disclosure Schedules other than Disclosure Schedules required under ARTICLE III without the prior written consent of Buyer and any such supplements or amendments will not be deemed to modify any Schedules other than the Disclosure Schedules required under ARTICLE II.
(c)    Notice of Developments. Seller shall promptly notify Buyer of, and furnish Buyer any information it may reasonably request with respect to, any event that would reasonably be expected to cause any of the conditions set forth in ARTICLE VI not to be fulfilled by the Outside Date.
5.16    Further Assurances. Following the Closing, Seller shall, and shall cause its Affiliates to, execute and deliver such additional documents, instruments, conveyances and assurances and take such further actions as may be reasonably required to carry out the provisions hereof, give effect to the Contemplated Transactions, and address any Action that may arise following the Closing Date with respect to the Purchased Assets.
ARTICLE VI
CONDITIONS TO CLOSING
6.01    Conditions to Obligations of All Parties. The obligations of each party to consummate Contemplated Transactions shall be subject to the fulfillment, at or prior to the Closing, of each of the following conditions:

(a)    No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Governmental Order which is in effect and has the effect of making the Contemplated Transactions illegal, otherwise restraining or prohibiting consummation of such transactions or causing any of the Contemplated Transactions to be rescinded following completion thereof.
6.02    Conditions to Obligations of Buyer. The obligations of Buyer to consummate the Contemplated Transactions shall be subject to the fulfillment or Buyer’s waiver, at or prior to the Closing, of each of the following conditions:
(a)    The representations and warranties of Seller contained in this Agreement, the other Transaction Documents and any certificate or other writing delivered pursuant hereto shall be true and correct in all respects on and as of the date hereof and on and as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date).
(b)    Seller shall have duly performed and complied with all agreements, covenants and conditions required by this Agreement and each of the other Transaction Documents to be performed or complied with by it prior to or on the Closing Date.
(c)    No Action shall have been commenced against Buyer or Seller, which would prevent the Closing. No injunction or restraining order shall have been issued by any Governmental Authority, and be in effect, which restrains or prohibits any of the Contemplated Transactions.
(d)    All approvals, consents and waivers that are listed on Section 3.04 of the Disclosure Schedules shall have been received, and executed counterparts thereof shall have been delivered to Buyer at or prior to the Closing.
(e)    From the date of this Agreement until the Closing, there shall not have occurred any Material Adverse Effect.
(f)    Buyer shall have entered into employment agreements, effective as of Closing with such executives and senior management employees identified on Schedule 6.02(f), as such Schedule may be amended up until the Diligence Deadline.
(g)    Seller shall have delivered to Buyer duly executed counterparts to the Transaction Documents (other than this Agreement) and such other documents and deliveries set forth in Section 2.02(a).
(h)    Buyer shall have received all Permits that are necessary for it to conduct the Business as conducted by Seller as of the Closing Date.

(i)    The Sale Procedures Order shall have been entered on the docket by the Clerk of the Bankruptcy Court, without any material change that is not reasonably acceptable to Buyer, on or before the date that is 32 days after the date of the filing of the Sale Motion.
(j)    The Sale Order shall have been entered on the docket by the Clerk of the Bankruptcy Court on or before July 7. 2016 and shall have become a Final Order. The Sale Order shall approve and authorize the assumption and assignment of the Assumed Executory Contracts on terms acceptable to Buyer, such that they will be in full force and effect from and after the Closing with non-debtor parties being barred and enjoined from asserting against Buyer, among other things, defaults, breaches or claims of pecuniary losses existing as of the Closing or by reason of the Closing.
(k)    Buyer shall have received a certificate, dated the Closing Date and signed by a duly authorized officer of Seller, that each of the conditions set forth in Section 6.02(a) and Section 6.02(b) have been satisfied (the “Seller Closing Certificate”).
(l)    Buyer shall have received a certificate pursuant to Treasury Regulations Section 1.1445-2(b) (the “FIRPTA Certificate”) that Seller is not a foreign person within the meaning of Section 1445 of the Code duly executed by Seller.
(m)    All cure obligations (pursuant to Section 365 of the Bankruptcy Code) with respect to the Assumed Executory Contracts shall have been paid as provided herein.
(n)    Seller shall have executed all documents necessary to change its name to a name substantially dissimilar to “Quantum” (and satisfactory to Buyer in its discretion) and shall have delivered to Buyer for filing fully executed copies of all requisite documentation to effect such change with all applicable Governmental Authorities.
(o)    Seller shall have delivered to Buyer such other documents or instruments as Buyer may reasonably request in order to consummate the Contemplated Transactions.
6.03    Conditions to Obligations of Seller. The obligations of Seller to consummate the Contemplated Transactions shall be subject to the fulfillment or Seller’s waiver, at or prior to the Closing, of each of the following conditions:
(a)    The representations and warranties of Buyer contained in this Agreement, the other Transaction Documents and any certificate or other writing delivered pursuant hereto shall be true and correct in all respects on and as of the date hereof and on and as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date).
(b)    Buyer shall have duly performed and complied with all agreements, covenants and conditions required by this Agreement and each of the other Transaction Documents to be performed or complied with by it prior to or on the Closing Date.
(c)    No injunction or restraining order shall have been issued by any Governmental Authority, and be in effect, which restrains or prohibits any material transaction contemplated hereby.
(d)    Buyer shall have delivered to Seller duly executed counterparts to the Transaction Documents (other than this Agreement) and such other documents and deliveries set forth in Section 2.02(b).
(e)    Seller shall have received a certificate, dated the Closing Date and signed by a duly authorized officer of Buyer, that each of the conditions set forth in Section 6.03(a) and Section 6.03(b) have been satisfied (the “Buyer Closing Certificate”).
(f)    Each of the Sale Order and the Sale Procedures Order shall be been entered on the Bankruptcy Court’s docket by the Clerk of the Bankruptcy Court and shall not have been stayed or subject to any stay.
(g)    Buyer shall have delivered to Seller such other documents or instruments as Seller reasonably requests and are reasonably necessary to consummate the Contemplated Transactions.
ARTICLE VII
TERMINATION
7.01    Termination. This Agreement may be terminated at any time prior to the Closing:
(a)    by the mutual written consent of Seller and Buyer;
(b)    by Buyer by written notice to Seller if:
(i)    there has been a breach, inaccuracy in or failure to perform any representation, warranty, covenant or agreement made by Seller pursuant to this Agreement that would give rise to the failure of any of the conditions specified in ARTICLE VI and such breach, inaccuracy or failure has not been cured by Seller within five days of Seller’s receipt of written notice of such breach from Buyer; or

(ii)    the Closing shall not have occurred by July 15, 2016 (the “Outside Date”);
(iii)    the Seller has not filed the Sale Motion on or before April 8, 2016;
(iv)    the Bankruptcy Court has not entered the Sale Procedures Order on or before May 5, 2016;
(v)    at any time prior to 28 days after Seller delivers completed Disclosure Schedules to Buyer (the “Diligence Deadline”), if Buyer determines, in its sole and absolute discretion, that it is not satisfied with the results of its due diligence, including the Cure Amounts payable in connection with Business Contracts;
(vi)    it becomes apparent that any of the conditions set forth in 6.01 or 6.02 will not be fulfilled by the respective dates set forth therein or, with respect to those conditions for which no date is specified, by the Bid Deadline;
(vii)    the Bankruptcy Court shall not have entered the Sale Order by June 30, 2016; or
(viii)    the Bankruptcy Court shall have approved a transaction by Seller with another party that would prevent the consummation of Contemplated Transactions with Buyer, subject to the obligation of Buyer, if any to keep its offer outstanding pursuant to the Sale Procedures Order..
(c)    by Seller by written notice to Buyer if:
(i)    there has been a breach, inaccuracy in or failure to perform any representation, warranty, covenant or agreement made by Buyer pursuant to this Agreement that would give rise to the failure of any of the conditions specified in ARTICLE VI and such breach, inaccuracy or failure has not been cured by Buyer within five days of Buyer’s receipt of written notice of such breach from Seller; or
(ii)    by Buyer or Seller in the event that (i) there shall be any Law that makes consummation of the Contemplated Transactions illegal or otherwise prohibited or (ii) any Governmental Authority shall have issued a Governmental Order restraining or enjoining the Contemplated Transactions, and such Governmental Order shall have become final and non-appealable.
7.02    Effect of Termination. In the event of the termination of this Agreement in accordance with this Article, this Agreement shall forthwith become void and there shall be no liability on the part of any party hereto except:

(a)    as set forth in this ARTICLE VII, Section 5.05, Section 5.08 and ARTICLE VIII hereof; and
(b)    that nothing herein shall relieve any party hereto from liability for any willful breach of any provision hereof.
ARTICLE VIII
MISCELLANEOUS
8.01    Survival of Representations, Warranties and Covenants. The parties agree that the representations, warranties and covenants contained in this Agreement shall not survive and shall terminate at Closing, and none of the parties shall have any Liability to each other after the Closing for any breach thereof; provided that this Section 8.01 shall not limit any covenant or agreement of the parties set forth herein that by its terms requires performance after the Closing.
8.02    Waivers and Releases. Effective at Closing, the Seller hereby waives and releases all claims and causes of action against the Buyer and each of the Buyer’s officers, directors, managers, members, employees, attorneys, agents, and representatives, whether known or unknown, and whether now owned or hereafter acquired. Without limiting the generality of the foregoing, this waiver and release specifically extends to all claims and causes of action against (i) Kevin Douglas, including any arising in connection with his role as trustee for the Trusts, and any arising in connection with his role as collateral agent for the holders of Senior Secured Notes, and (ii) Tim McGaw, including any arising in connection with his former role as a director of the Seller. The Seller waives any rights that it might have by virtue of Section 1542 of the California Civil Code, which reads: “A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.”
8.03    Expenses. Except to the extent set forth in Section 5.08, the parties will each pay their own transaction expenses, including the fees and expenses of their advisors incurred in connection with the proposed transaction.
8.04    Notices. All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by e-mail of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient or (d) on the third day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 8.04):

If to Seller:	Prior to Closing Quantum Fuel Systems Technologies Worldwide, Inc. 25242 Arctic Ocean Drive Lake Forest, CA 92630 Attn: General Counsel Klombardo@qtww.com
with a copy to:	Michael D. Gibson Kerr Russell 500 Woodward Ave., Ste. 2500 Detroit, MI 48226 mgibson@kerr-russell.com and John A. Simon Foley & Lardner LLP 500 Woodward, Suite 2700 Detroit, MI 48226 jsimon@foley.com
If to Buyer:	Douglas Acquisitions LLC 125 East Sir Francis Drake Blvd., Ste. 400 Larkspur, CA 94939 Attn: Tim McGaw, President tmcgaw@dougtel.com
with a copy to:	Davis Wright Tremaine LLP 1201 Third Avenue, Suite 2200 Seattle, Washington 98101 Attention: Ragan Powers raganpowers@dwt.com

8.05    Interpretation. For purposes of this Agreement, (a) the words “include,” “includes” and “including” shall be deemed to be followed by the words “without limitation”; (b) the word “or” is not exclusive; and (c) the words “herein,” “hereof,” “hereby,” “hereto” and “hereunder” refer to this Agreement as a whole. Unless the context otherwise requires, references herein: (x) to Articles, Sections, Disclosure Schedules and Exhibits mean the Articles and Sections of, and Disclosure Schedules and Exhibits attached to, this Agreement; (y) to an agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof and (z) to a statute means such statute as amended from time to time and includes any successor legislation thereto and any regulations promulgated thereunder. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting an instrument or causing any instrument to be drafted. The Disclosure Schedules and Exhibits referred to herein shall be construed with, and as an integral part of, this Agreement to the same extent as if they were set forth verbatim herein.
8.06    Headings. The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.
8.07    Severability. If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or unenforceable, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the Contemplated Transactions be consummated as originally contemplated to the greatest extent possible.
8.08    Entire Agreement. This Agreement and the other Transaction Documents constitute the sole and entire agreement of the parties to this Agreement with respect to the subject matter contained herein and therein, and supersede all prior and contemporaneous understandings and agreements, both written and oral, with respect to such subject matter. In the event of any inconsistency between the statements in the body of this Agreement and those in the other Transaction Documents, the Exhibits and Disclosure Schedules (other than an exception expressly set forth as such in the Disclosure Schedules), the statements in the body of this Agreement will control.
8.09    Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. Neither party may assign its rights or obligations hereunder without the prior written consent of the other party, which consent shall not be unreasonably withheld or delayed; provided, however, that prior to the Closing Date, Buyer may, without the prior written consent of Seller, assign all or any portion of its rights under this Agreement to one or more of direct or indirect wholly-owned subsidiaries provided that Buyer and Trusts continue to be liable for all its obligations pursuant to this Agreement.

8.10    No Third-Party Beneficiaries. This Agreement is for the sole benefit of the parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person or entity any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement. Buyer’s entry into this Agreement does not confer on any Person, other than Seller, the right to enforce the terms of this Agreement against the Buyer, and shall not limit any claims or defenses Buyer may have against any party other than Seller.
8.11    Amendment and Modification; Waiver. This Agreement may only be amended, modified or supplemented by an agreement in writing signed by each party hereto. No waiver by any party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the party so waiving. No waiver by any party shall operate or be construed as a waiver in respect of any failure, breach or default not expressly identified by such written waiver, whether of a similar or different character, and whether occurring before or after that waiver. No failure to exercise, or delay in exercising, any right, remedy, power or privilege arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.
8.12    Governing Law; Submission to Jurisdiction; Waiver of Jury Trial.
(a)    This Agreement shall be governed by and construed in accordance with the internal laws of the State of California without giving effect to any choice or conflict of law provision or rule (whether of the State of California or any other jurisdiction).
(b)    Each party irrevocably consents to the service of any and all process in any action or proceeding arising out of or relating to this Agreement by the mailing of copies of such process to each party at its address specified in Section 8.04. The parties hereto irrevocably submit to the exclusive jurisdiction of the Bankruptcy Court (or any court exercising appellate jurisdiction over the Bankruptcy Court) over any dispute arising out of or relating to this Agreement or any of the Contemplated Transactions. Each party hereby irrevocably agrees that all claims in respect of such dispute or proceedings may be heard and determined in such courts. The parties hereby irrevocably waive, to the fullest extent permitted by applicable law, any objection which they may now or hereafter have to the laying of venue of any such dispute brought in such court or any defense of inconvenient forum in connection therewith.
(c)    The parties waive any right to trial by jury in connection with this Agreement or any of the Contemplated Transactions.
8.13    Specific Performance. The parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy to which they are entitled at law or in equity.
8.14    Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile, e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.
[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

Quantum Fuel Systems Technologies Worldwide, Inc. By /s/ Kenneth R. Lombardo Name: Kenneth R. Lombardo Title: Vice President - Legal

Douglas Acquisitions LLC By /s/ Timothy McGaw Name: Timothy McGaw Title: President

(Signature pages to Asset Purchase Agreement)

The K&M Douglas Trust By /s/ Kevin Douglas Name: Kevin Douglas Title: Trustee

(Signature pages to Asset Purchase Agreement)

The Douglas Irrevocable Descendant’s Trust By /s/ Kevin Douglas Name: Kevin Douglas Title: Trustee

(Signature pages to Asset Purchase Agreement)

EXHIBIT A
Definitions
The following terms have the meanings specified or referred to in this Exhibit A:
“Accounts Receivable” has the meaning set forth in Section 1.01(h).
“Acquisition Proposal” means a proposal (other than by Buyer or its Affiliates) relating to any merger, consolidation, business combination, sale or other disposition of any of the Purchased Assets (other than sales of Inventory in the ordinary course of business) pursuant to one or more transactions, the sale of any of the outstanding shares of capital stock or equity interests of Seller (including, without limitation, by way of a tender offer, foreclosure or plan of reorganization or liquidation) or a similar transaction or business combination involving one or more third parties and Seller. For the avoidance of doubt, an Acquisition Proposal does not include any proposal solely with respect to the Excluded Assets or any portion thereof.
“Action” means any claim, action, cause of action, demand, lawsuit, arbitration, inquiry, audit, notice of violation, proceeding, litigation, citation, summons, subpoena or investigation of any nature, civil, criminal, administrative, regulatory or otherwise, whether at law or in equity.
“Affiliate” of a Person means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.
“Agreement” has the meaning set forth in the preamble.
“Allocation Schedule” has the meaning set forth in Section 1.06.
“Assignment Motion” has the meaning set forth in Section 5.11.
“Assumed Executory Contracts” has the meaning set forth in Section 1.01.
“Assumed Liabilities” has the meaning set forth in Section 1.03.
“Assumed Return Claims” has the meaning set forth in Section 1.03(b).
“Audited Financial Statements” has the meaning set forth in Section 3.05.
“Balance Sheet” has the meaning set forth in Section 3.05.
“Balance Sheet Date” has the meaning set forth in Section 3.05.
“Bankruptcy Case” has the meaning set forth in the Recitals.
“Bankruptcy Code” has the meaning set forth in the Recitals.
“Bankruptcy Court” has the meaning set forth in the Recitals.
“Benefit Plan” has the meaning set forth in Section 3.18(a).

Exhibit B – 1
DWT 29158998v11 0091125-000010

“Bid Deadline” has the meaning given in the Sale Procedures Order.
“Books and Records” has the meaning set forth in Section 1.01.
“Break-Up Fee” has the meaning set forth in Section (c).
“Business” has the meaning set forth in the recitals.
“Business Contracts” has the meaning set forth in Section 3.07(a).
“Business Day” means any day except Saturday, Sunday or any other day on which commercial banks located in Seattle, Washington are authorized or required by Law to be closed for business.
“Buyer” has the meaning set forth in the preamble.
“Buyer Closing Certificate” has the meaning set forth in Section 6.03(e).
“Cash Consideration” has the meaning set forth in Section 1.05(b).
“Claim” has the meaning set forth in Section 1.04.
“Closing” has the meaning set forth in Section 2.01.
“Closing Date” has the meaning set forth in Section 2.01.
“Code” means the Internal Revenue Code of 1986, as amended.
“Contracts” means all contracts, leases, deeds, mortgages, licenses, instruments, notes, commitments, undertakings, indentures, joint ventures, purchase orders and all other agreements, commitments and legally binding arrangements, whether written or oral.
“Contemplated Transactions” means all the transactions contemplated by this Agreement.
“Cure Amounts” has the meaning set forth in Section 5.11.
“Diligence Deadline” has the meaning set forth in Section 7.01(b)(v)
“DIP Facility” means the loans made to Seller by Buyer or one of its Affiliates pursuant to that certain Superpriority Debtor-in-Possession Credit Agreement dated March 22, 2016, as amended, by and between Seller and Buyer and the related documents thereto.
“DIP Order” has the meaning set forth in the Recitals.
“Disclosure Schedules” means the Disclosure Schedules attached to this Agreement, as delivered by Seller and Buyer.
“Dollars or $” means the lawful currency of the United States.
“Encumbrance” means any charge, claim, community property interest, pledge, condition, equitable interest, lien (statutory or other), option, security interest, mortgage, easement, encroachment, right of way, right of first refusal, or restriction of any kind, including any restriction on use, voting, transfer, receipt of income or exercise of any other attribute of ownership.
“Environmental Claim” means any Action, Governmental Order, lien, fine, penalty, or, as to each, any settlement or judgment arising therefrom, by or from any Person

Exhibit A – 2

alleging liability of whatever kind or nature (including liability or responsibility for the costs of enforcement proceedings, investigations, cleanup, governmental response, removal or remediation, natural resources damages, property damages, personal injuries, medical monitoring, penalties, contribution, indemnification and injunctive relief) arising out of, based on or resulting from: (a) the presence, Release of, or exposure to, any Hazardous Materials; or (b) any actual or alleged non-compliance with any Environmental Law or term or condition of any Environmental Permit.
“Environmental Law” means any applicable Law, and any Governmental Order or binding agreement with any Governmental Authority: (a) relating to pollution (or the cleanup thereof) or the protection of natural resources, endangered or threatened species, human health or safety, or the environment (including ambient air, soil, surface water or groundwater, or subsurface strata); or (b) concerning the presence of, exposure to, or the management, manufacture, use, containment, storage, recycling, reclamation, reuse, treatment, generation, discharge, transportation, processing, production, disposal or remediation of any Hazardous Materials.
“Environmental Notice” means any written directive, notice of violation or infraction, or notice respecting any Environmental Claim relating to actual or alleged non-compliance with any Environmental Law or any term or condition of any Environmental Permit.
“Environmental Permit” means any Permit, letter, clearance, consent, waiver, closure, exemption, decision or other action required under or issued, granted, given, authorized by or made pursuant to Environmental Law.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder.
“ERISA Affiliate” means, with respect to any Person, any other Person that, together with such first Person, would be treated as a single employer within the meaning of Section 414(b), (c), (m) or (o) of the Code.
“Exchange Act” means the Securities Exchange Act of 1934, as amended.
“Excluded Assets” has the meaning set forth in Section 1.02.
“Excluded Executory Contracts” has the meaning set forth in Section 1.02.
“Excluded Liabilities” has the meaning set forth in Section 1.04.
“Expense Reimbursement” has the meaning set forth in Section 5.12(c).
“Final Order” means an Order as to which the time to file an appeal, a motion for rehearing or reconsideration (excluding any motion under F.R.C.P. 60(b)) or a petition for writ of certiorari has expired and no such appeal, motion or petition is pending.
“Financial Statements” has the meaning set forth in Section 3.05.
“FIRPTA Certificate” has the meaning set forth in Section 6.02(l).
“GAAP” means United States generally accepted accounting principles in effect from time to time.

Exhibit A – 3

“Governmental Authority” means any federal, state, local or foreign government or political subdivision thereof, or any agency or instrumentality of such government or political subdivision, or any self-regulated organization or other non-governmental regulatory authority or quasi-governmental authority (to the extent that the rules, regulations or orders of such organization or authority have the force of Law), or any arbitrator, court or tribunal of competent jurisdiction, including the Bankruptcy Court.
“Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.
“Hazardous Materials” means: (a) any material, substance, chemical, waste, product, derivative, compound, mixture, solid, liquid, mineral or gas, in each case, whether naturally occurring or manmade, that is hazardous, acutely hazardous, toxic, or words of similar import or regulatory effect under Environmental Laws; and (b) any petroleum or petroleum-derived products, radon, radioactive materials or wastes, asbestos in any form, lead or lead-containing materials, urea formaldehyde foam insulation and polychlorinated biphenyls.
“Indebtedness” means, with respect to any person, (a) all indebtedness for borrowed money, (b) all obligations for the deferred purchase price of property or services (other than current trade payables incurred in the ordinary course of business), (c) all obligations evidenced by notes, bonds, debentures or other similar instruments, (d) all indebtedness created or arising under any conditional sale or other title-retention agreement with respect to acquired property (even if the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (e) all capital lease obligations, (f) all obligations, contingent or otherwise, as an account party or applicant under or in respect of acceptances, letters of credit, surety bonds or similar arrangements, (g) the liquidation value of all redeemable preferred capital stock, (h) all guarantee obligations in respect of obligations of the kinds referred to in clauses (a) through (g) above, and (i) all obligations of the kind referred to in clauses (a) through (h) above secured by (or for which the holder of such obligation has an existing right, contingent or otherwise, to be secured by) any lien on that person’s property (including accounts and contract rights), whether or not that person has assumed or become liable for the payment of such obligation. The Indebtedness of any person includes the Indebtedness of any other entity (including a partnership if such person is a general partner) to the extent that person is liable therefor as a result of that person’s ownership interest in or other relationship with the entity, except to the extent the terms of the Indebtedness expressly provide that such person is not liable therefor.
“Independent Accountants” means an impartial nationally recognized firm of independent certified public accountants mutually agreeable to Buyer and Seller.
“Insurance Policies” has the meaning set forth in Section 3.14.
“Intellectual Property” means all intellectual property and industrial property rights and assets, and all rights, interests and protections that are associated with, similar to, or required for the exercise of, any of the foregoing, however arising, pursuant to the Laws of any jurisdiction throughout the world, whether registered or unregistered, including any

Exhibit A – 4

and all: (a) trademarks, service marks, trade names, brand names, logos, trade dress, design rights and other similar designations of source, sponsorship, association or origin, together with the goodwill connected with the use of and symbolized by, and all registrations, applications and renewals for, any of the foregoing (collectively, “Marks”); (b) internet domain names, whether or not trademarks, registered in any top-level domain by any authorized private registrar or Governmental Authority, web addresses, web pages, websites and related content, accounts with Twitter, Facebook and other social media companies and the content found thereon and related thereto, and URLs (collectively, “Websites”); (c) works of authorship, expressions, designs and design registrations, whether or not copyrightable, including copyrights, author, performer, moral and neighboring rights, and all registrations, applications for registration and renewals of such copyrights (collectively, “Works”); (d) inventions, discoveries, trade secrets, business and technical information and know-how, databases, data collections and other confidential and proprietary information and all rights therein (collectively, “Trade Secrets”); (e) patents (including all reissues, divisionals, provisionals, continuations and continuations-in-part, re-examinations, renewals, substitutions and extensions thereof), patent applications, and other patent rights, whether registered or unregistered and existing as of the Closing Date, and any other Governmental Authority-issued indicia of invention ownership (including inventor’s certificates, petty patents and patent utility models) (collectively, “Patents”); (f) software and firmware, including data files, source code, object code, application programming interfaces, architecture, files, records, schematics, computerized databases and other related specifications and documentation (collectively, “Software”); (g) royalties, fees, income, payments and other proceeds now or hereafter due or payable with respect to any and all of the foregoing; and (h) all rights to any Actions of any nature available to or being pursued by Seller to the extent related to the foregoing, whether accruing before, on or after the date hereof, including all rights to and claims for damages, restitution and injunctive relief for infringement, dilution, misappropriation, violation, misuse, breach or default, with the right but no obligation to sue for such legal and equitable relief, and to collect, or otherwise recover, any such damages.
“Intellectual Property Agreements” means all licenses, sublicenses, consent to use agreements, settlements, coexistence agreements, covenants not to sue, permissions and other Contracts (including any right to receive or obligation to pay royalties or any other consideration), whether written or oral, relating to any Intellectual Property that is used in or necessary for the conduct of the Business as currently conducted to which Seller is a party, beneficiary or otherwise bound.
“Intellectual Property Assets” means all Intellectual Property that is owned by Seller, whether registered or unregistered, in connection with the Business as it has been conducted in the past, as it is currently conducted, or as it is currently contemplated to be conducted but expressly excluding any third-party “off-the-shelf” software that is not material to the Business.
“Intellectual Property Registrations” means all Intellectual Property Assets that are subject to any issuance, registration, application or other filing by, to or with any Governmental Authority or authorized private registrar in any jurisdiction, including

Exhibit A – 5

registered trademarks, domain names and copyrights, issued and reissued patents and pending applications for any of the foregoing.
“Inventory” has the meaning set forth in Section 1.01.
“Knowledge of Seller or Seller’s Knowledge” or any other similar knowledge qualification, means the actual or constructive knowledge of any director or officer of Seller, after due inquiry; provided, however, that for purposes of this definition, the Seller’s chief restructuring officer shall not be deemed to be an officer.
“Law” means any statute, law, ordinance, regulation, rule, code, order, constitution, treaty, common law, judgment, decree, other requirement or rule of law of any Governmental Authority.
“Leased Real Property” has the meaning set forth in Section 3.10(a).
“Leases” has the meaning set forth in Section 3.10(a).
“Liabilities” means liabilities, obligations or commitments of any nature whatsoever, asserted or unasserted, known or unknown, absolute or contingent, accrued or unaccrued, matured or unmatured or otherwise.
“Losses” means losses, damages, Liabilities, deficiencies, Actions, judgments, interest, awards, penalties, fines, costs or expenses of whatever kind, including reasonable attorneys’ fees and the cost of enforcing any right to indemnification hereunder and the cost of pursuing any insurance providers.
“Material Adverse Effect” means any event, occurrence, fact, condition or change that is, or could reasonably be expected to become, individually or in the aggregate, materially adverse to (a) the business, results of operations, condition (financial or other) or assets of the Business, (b) the value of the Purchased Assets, or (c) the ability of Seller to consummate the Contemplated Transactions on a timely basis; provided, however, that the following shall not constitute a Material Adverse Effect and shall not be taken into account in determining whether or not there has been or could reasonably be expected to occur a Material Adverse Effect: (i) changes in Law, (ii) any changes in accounting regulations or changes in accounting policies or practices that Seller is required to adopt, (iii) changes in general economic or political conditions, (iv) changes in the industries in which Seller operates, (v) any outbreak or escalation of hostilities or war (whether declared or undeclared) or any act of terrorism, (vi) any action taken (or omitted to be taken) as required by this Agreement or any Transaction Document or at the written request, or (vii) any adverse change that is cured on or prior to the Closing Date; provided further, however, that any event, occurrence, fact, condition or change referred to in clauses (i) through (v) immediately above shall be taken into account in determining whether a Material Adverse Effect has occurred or could reasonably be expected to occur to the extent that such event, occurrence, fact, condition or change has a disproportionate effect on Seller or the Business compared to other participants in the industries in which the Business operates.
“Material Business Contracts” has the meaning set forth in Section 3.07(a).
“Multiemployer Plan” has the meaning set forth in Section 3.18(b).

Exhibit A – 6

“Permits” means all permits, licenses, franchises, approvals, authorizations, registrations, certificates, variances and similar rights obtained, or required to be obtained, from Governmental Authorities, including Environmental Permits.
“Permitted Encumbrances” means (i) encumbrances for Taxes not yet due and payable or being contested in good faith by appropriate procedures and for which there are adequate accruals or reserves on the Balance Sheet, (ii) mechanics, carriers’ workmen’s, repairmen’s or other like liens or Encumbrances arising or incurred in the ordinary course of business consistent with past practices or amounts that are not delinquent and which are not, individually or in the aggregate, material to the business of the Seller, (iii) liens arising under original purchase price conditional sales contracts and equipment and capital leases with third parties, (iv) licenses of, and any restrictions or conditions on the transfer or assignment of licenses of Intellectual Property or other proprietary rights, (v) restrictions imposed by Law, and (vi) easements, rights-of-way, all encroachments, strips, gores, and other matters that would be disclosed by a full survey and inspection of Real Property and the improvements located thereon.
“Person” means an individual, corporation, partnership, joint venture, limited liability company, Governmental Authority, unincorporated organization, trust, association or other entity.
“Petition” has the meaning set forth in the Recitals.
“Petition Date” has the meaning set forth in the Recitals.
“Pre-Closing Tax Period” means any taxable period ending on or before the Closing Date and, with respect to any taxable period beginning before and ending after the Closing Date, the portion of such taxable period ending on and including the Closing Date.
“Purchase Price” has the meaning set forth in Section 1.05.
“Purchased Assets” has the meaning set forth in Section 1.01.
“Qualified Benefit Plan” has the meaning set forth in Section 3.18(b).
“Qualifying Alternative Bid” has the meaning given in the Sale Procedures Order.
“Representative” means, with respect to any Person, any and all directors, officers, employees, consultants, financial advisors, counsel, accountants and other agents of such Person.
“Sale Motion” has the meaning set forth in Section 5.08.
“Sale Procedures Order” means the order of the Bankruptcy Court establishing procedures for the sale, including a process for overbidding and an auction subject to higher and better bids, and procedures for the assumption and assignment of Assumed Executory Contracts, in form acceptable to Buyer as attached as Exhibit C.
“Sale Order” means an order (or orders) of the Bankruptcy Court, which has been entered on the Bankruptcy Court docket, in form and substance reasonably acceptable to

Exhibit A – 7

the Buyer, approving this Agreement, the Transaction Documents, and all terms and conditions thereof, and approving and authorizing Seller to consummate the Contemplated Transactions. The present form of Sale Order is attached as Exhibit D.
“Schneider” has the meaning assigned to that term in Section 1.01.
“SEC” means the U.S. Securities and Exchange Commission.
“Securities Act” means the Securities Act of 1933, as amended.
“Seller” has the meaning set forth in the preamble.
“Seller Closing Certificate” has the meaning set forth in Section 6.02(k).
“Senior Secured Notes” means the Senior Secured Series A Convertible Notes and the Senior Secured Series B Convertible Notes issued by the Seller, having a principal balance outstanding $12,475,000 as of the Petition Date.
“Subsidiaries” shall mean any corporation, partnership, trust, limited liability company or other non-corporate business enterprise in which Seller (or another Subsidiary) holds stock or other ownership interests representing (a) more than 50% of the voting power of all outstanding stock or ownership interests of such entity or (b) the right to receive more than 50% of the net assets of such entity available for distribution to the holders of outstanding stock or ownership interests upon a liquidation or dissolution of such entity.
“Tangible Personal Property” has the meaning set forth in Section 1.01.
“Taxes” means all federal, state, local, foreign and other income, gross receipts, sales, use, production, ad valorem, transfer, documentary, franchise, registration, profits, license, lease, service, service use, withholding, payroll, employment, unemployment, estimated, excise, severance, environmental, stamp, occupation, premium, property (real or personal), real property gains, windfall profits, customs, duties or other taxes, fees, assessments or charges of any kind whatsoever, together with any interest, additions or penalties with respect thereto and any interest in respect of such additions or penalties.
“Tax Return” means any return, declaration, report, claim for refund, information return or statement or other document relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.
“Transaction Documents” means this Agreement, the documents described in Section 3.02(a)(i), the Employment Agreements, and the other agreements, instruments and documents required to be delivered at the Closing.
“Trusts” has the meaning set forth in the Preamble.
“Union” has the meaning set forth in Section 3.19(b).

Exhibit A – 8

Exhibit B

Schedule of Senior Secured Notes Held By Trusts

2013 Senior Secured Notes:
K&M Douglas Trust    $4,000,000
Douglas Irrevocable Descendant’s Trust    $6,000,000

2015 Senior Secured Notes
K&M Douglas Trust    $600,000
Douglas Irrevocable Descendant’s Trust    $900,000

Exhibit B – 1
DWT 29158998v11 0091125-000010

Exhibit C

Form of Sale Procedures Order

DWT 29158998v11 0091125-000010

Exhibit D

Form of Sale Order

Schedule 1.01(g)

Assumed Executory Contracts

Schedule 1.02(c)

Benefit Plans

Schedule 1.02(e)

Specifically Excluded Assets

Schedule 1.03(d)

Specifically Assumed Liabilities

Schedule 1.05(a)

Estimated Secured Debt As Of June 30, 2016

Disclosure Schedules